Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of July 18, 2011

by and among

ALLERGAN, INC.,

ERYTHEMA ACQUISITION, INC.,

VICEPT THERAPEUTICS, INC.

and

NEAL WALKER

AS SHAREHOLDERS’ REPRESENTATIVE

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

i

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedules

Schedule A – Key Employees

Schedule B – Key Stockholders

Schedule C – Warrant

Schedule D – Duane Morris Legal Opinion

Schedule E – Consents

Exhibits

Exhibit A – Form of Stockholders’ Written Consent

Exhibit B – Form of Certificate of Incorporation of Surviving Corporation

Exhibit C – Form of Escrow Agreement

Exhibit D – Form of General Release

Exhibit E – Letter of Transmittal for Company Stockholders

Exhibit F – Letter of Transmittal for Holders of Company Options

Exhibit G – Letter of Transmittal for the Holder of the Warrant

Exhibit H – Form of Indemnification Agreement

Exhibit I – Form of Non-Competition and Non-Solicitation Agreement

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of July 18, 2011 is made and entered into by and among Allergan, Inc., a Delaware corporation (“Parent”), Erythema Acquisition, Inc., a Delaware corporation (“Merger Sub”), Vicept Therapeutics, Inc., a Delaware corporation (the “Company”), and Neal Walker, solely in his capacity as the Shareholders’ Representative. Capitalized terms not otherwise defined herein have the meanings set forth in Article I. Parent, Merger Sub, the Company and Shareholders’ Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the board of directors of the Company has unanimously (a) determined that the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”) is in the best interests of the Company and the Company Stockholders, (b) approved, in accordance with Section 251 of the DGCL, this Agreement and each of the transactions contemplated hereby, including the Merger, and (c) recommended that the Company Stockholders adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each determined that it is advisable and in the best interests of Parent and Merger Sub for Merger Sub to consummate the Merger; and

WHEREAS, the Company has agreed to deliver to Parent and Merger Sub, within one (1) Business Day after the execution and delivery of this Agreement, a written consent duly executed by (a) the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock voting together as a single class on an as-if converted to Common Stock basis and (b) the holders of at least sixty percent (60%) of the outstanding shares of Company Capital Stock, voting together as a single class on an as-if converted to Common Stock basis (the approvals specified in the foregoing clauses (a) and (b) being referred to collectively as the “Requisite Stockholder Approval”), in the form of Exhibit A attached hereto, adopting this Agreement and approving the Merger (the “Stockholders’ Written Consent”).

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01        Definitions.

(a)        For purposes of this Agreement:

“Accept” means, with respect to an NDA seeking NDA Approval, receipt by Parent or any of its Affiliates of written notice from the FDA that such NDA has been accepted for filing and filed by the FDA pursuant to 21 C.F.R. § 314.101, or any successor regulation.

“Accrued Dividends” means the aggregate amount of accrued and declared but unpaid dividends on the shares of Preferred Stock in question.

“Action” means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Documents” means the Escrow Agreement, the Paying Agent Agreement, the General Release, the Letter of Transmittal for Company Stockholders, the Letter of Transmittal for Holders of Company Options, the Letter of Transmittal for the Holder of the Warrant, Indemnification Agreement, and the Non-Competition and Non-Solicitation Agreement.

“Applicable Merger Consideration” means, with respect to a share of Common Stock, the Closing Date Common Per Share Consideration, with respect to a share of Series A-1 Stock, the Closing Date Common Per Share Consideration plus the Series A-1 Liquidation Amount, and with respect to a share of Series A-2 Stock, the Closing Date Common Per Share Consideration plus the Series A-2 Liquidation Amount.

“*** License Agreement” means that certain Assignment and License Agreement, dated August 3, 2009, by and between Vicept Therapeutics, Inc. and ***.

“Available Cash” means the Company’s cash and cash equivalents minus the Indebtedness and Transaction Expenses (to the extent such debt and expenses have not

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

previously been paid), each as of the Effective Time; provided that such number may be a positive or negative number.

“Benefit Plan” means any benefit or compensation plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any Liability, whether actual or contingent, for providing any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate with (i) pension, profit sharing, stock bonus, deferred compensation or retirement benefits, (ii) medical, dental, cafeteria or other health and welfare benefits, (iii) life or death benefits, insurance benefits, workers’ compensation, disability or accident benefits, supplemental unemployment benefits, vacation or holiday benefits, or (iv) incentive or bonus compensation, stock, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation or benefits, or employment, severance, termination, retention, or change in control compensation or benefits, including, without limitation, any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA or any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA).

“Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange reorganization or other business combination transaction to which such Person or any of its Subsidiaries is a party, (b) any sale, dividend, split or other disposition of any capital stock or other Equity Interests of such Person or any of its Subsidiaries (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of any options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction involving such Person or any of its Subsidiaries, (d) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person or any of its Subsidiaries (including by way of exclusive license or joint venture formation) or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person or any of its Subsidiaries, with respect to any of the foregoing.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of Wilmington, Delaware.

“Calendar Year” means, after the Effective Date, a period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

“Change in Control Payments” mean (a) any amounts that become payable to any current or former director, officer, employee or consultant of the Company on or prior to the Closing Date as a result of the execution and delivery of this Agreement or the consummation of the Merger, whether pursuant to any Benefit Plan, severance policy of the Company or an individual employment, severance or change-in-control Contract or otherwise, including any amounts arising out of the payment of the foregoing (such as, without limitation, FICA) and (b) any

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Indebtedness of any such Person owed to the Company that is forgiven at or prior to the Effective Time as a result of the Merger.

“Closing Date” means the first (1st) Business Day after the day on which the other conditions set forth in Article VIII have been satisfied (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date as Parent and the Company agree upon in writing.

“Closing Date Common Per Share Consideration” means an amount equal to (a) (i) the Closing Date Total Cash Consideration, plus (ii) the Exercise Amount minus (iii) the Liquidation Preferences and minus (iv) the Administrative Expense Amount, divided by (b) the number of Fully Diluted Shares.

“Closing Date Total Cash Consideration” means an amount (payable in cash in immediately available United States funds), equal to the sum of (a) seventy five million dollars ($75,000,000) plus (b) Available Cash.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination Product” means any pharmaceutical product incorporating both (a) any compound, the composition of matter of which, the use of which or a formulation containing which is claimed in any patent or patent application that is set forth on Section 4.15(a)(i) of the Company Disclosure Schedule and (b) at least one (1) additional therapeutically active pharmaceutical ingredient that the composition of matter of which, the use of which or a formulation containing which is not claimed in any patent or patent application that is set forth on Section 4.15(a)(i) of the Company Disclosure Schedule (such additional therapeutically active pharmaceutical ingredient, an “Other API”).

“Commence” means, with respect to a Phase III Clinical Trial, the first dosing of the first subject with V-101 in such Phase III Clinical Trial.

“Common Stock” means common stock of the Company, par value $0.0001 per share.

“Company Capital Stock” means the Common Stock and the Preferred Stock.

“Company Debt” means any Indebtedness of the Company outstanding as of immediately prior to the Closing.

“Company Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by the Company to Parent and Merger Sub, pursuant to Article IV, in connection with this Agreement.

“Company IP” means the Company Owned IP and the Company Licensed IP.

“Company Licensed IP” means all Intellectual Property licensed to the Company (other than off-the-shelf shrink-wrap software that is so licensed solely in executable or object code

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

form pursuant to a nonexclusive, internal use software license, which is available to be purchased for less than $5,000), including under any Material IP Contract.

“Company Options” mean options (including commitments to grant options) to purchase shares of Common Stock issued pursuant to the Stock Plan.

“Company Owned IP” means all Intellectual Property that is related to the business of the Company and in which the Company has an ownership right or interest (whether solely or jointly with another Person).

“Company Restricted Stock” means restricted shares (including commitments to grant restricted shares) of Common Stock, whether issued pursuant to the Stock Plan or otherwise.

“Company Stockholders” means the holders of Company Capital Stock.

“Consolidated Financial Statements” means the audited consolidated financial statements of the Company for the two (2) most recent fiscal years ended prior to the date of this Agreement, comprising a consolidated balance sheet, a profit and loss account, a cash flow statement, the notes and the relevant audit reports, all of which are included in Section 4.08(a) of the Company Disclosure Schedule.

“Contract” means, with respect to any Person, any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement, whether written or oral: (a) to which such Person is a party; (b) by which such Person or any of its assets is or may become bound or under which such Person has, or may become subject to, any obligation; or (c) under which such Person has or may acquire any right or interest.

“Contribution Fraction” means a fraction, the numerator of which is equal to one and the denominator of which is equal to the number of Fully Diluted Shares.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or arrangement or otherwise.

“Damages” means the amount of any loss, claim, deficiency, lost profits, demand, damage (including consequential and indirect damages), injury, liability, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees and reasonable consultants’ and experts’ fees), charge, cost (including reasonable costs of investigation), Tax, or expense of any nature, whether or not involving an Action, including any costs of defending any Actions or enforcing a Parent Indemnified Party’s rights under this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), branch office, firm or other enterprise, association, organization or entity.

“Environmental Laws” means any and all applicable U.S. or foreign laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, Permits, restrictions and licenses, which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Equity Participations” means any (a) share, quota, security, participation right and any other present or future right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the revenues, dividends or equity appreciation of another Person, including capital stock, membership interests, units, performance units, options, restricted stock, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible debentures or stock bonus plans and (b) commitments to issue any of the foregoing.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means an escrow agreement in the form of Exhibit C attached hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by Parent and the Shareholders’ Representative.

“Escrow Amount” means an amount equal to *** dollars ($***).

“Escrow Fund” means the escrow fund established by deposit of the Escrow Amount with the Escrow Agent in accordance with the terms of this Agreement, which funds are to be administered by the Escrow Agent pursuant to the provisions of this Agreement and the Escrow Agreement.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Exercise Amount” means the maximum amount of consideration that would be received by the Company in respect of the cash exercise of all Company Options (other than Out-of-the-Money Options with respect to which the holders thereof shall not have paid the Out-of-the-Money Differential), and the Warrant, if such securities were exercised for cash, converted or exchanged immediately prior to the Effective Time, treating all such securities as fully vested and exercisable for purposes of this definition.

“Expected Indication” means (i) the erythema of rosacea and/or (ii) each Indication for V-101, wherein the use of V-101 with respect to such Indication is claimed in any patent or patent application that is set forth on Section 4.15(a)(i) of the Company Disclosure Schedule.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Food, Drug, and Cosmetic Act, as amended and its applicable implementing regulations.

“Financial Statements” means the Consolidated Financial Statements and the Interim Financial Statements.

“FTC” means the United States Federal Trade Commission.

“Full Common Per Share Consideration” means an amount equal to (a)(i) the Closing Date Total Cash Consideration, plus (ii) the Exercise Amount, minus (iii) the Liquidation Preferences divided by (b) the number of Fully Diluted Shares.

“Fully Diluted Shares” means the sum of, without duplication, (a) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, (b) the aggregate number of shares of Common Stock into which the shares of: (i) Series A-1 Stock outstanding immediately prior to the Effective Time are then convertible, and (ii) Series A-2 Stock outstanding immediately prior to the Effective Time are then convertible, (c) the aggregate number of shares of Common Stock into which shares of Series A-2 Stock issuable upon exercise of the Warrant would then be convertible, (d) the aggregate number of shares of Common Stock subject to In-the-Money Options outstanding and unexercised immediately prior to the Effective Time and (e) the aggregate number of shares of Common Stock subject to Out-of-the-Money Options with respect to which the holder thereof shall have paid the Out-of-the-Money Differential.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

“General Release” means a General Release in the form attached hereto as Exhibit D.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any United States or supranational, foreign, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch or bureau, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means any of the following: (a) wastes, pollutants, contaminants or other substances (including electromagnetic fields, radioactive substances, liquids, solids, gases, noise, heat and vibration) that are materially harmful to the environment by virtue of their toxic, explosive, radioactive, corrosive, noisy, caustic or noxious properties, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, asbestos in any form, formaldehyde and radon, and (e) other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Health Care Laws” means the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921(2) et seq.), the exclusion laws (42 U.S.C. 1320a-7), all regulations or guidance promulgated pursuant to such Laws, and any other Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, distributing or marketing of pharmaceutical or medical device products, or related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“In-the-Money Option” means a Company Option having a per share exercise price less than the Closing Date Common Per Share Consideration (it being understood that whether a Company Option is an In-the-Money Option shall be determined on an iterative basis by initially calculating the Closing Date Common Per Share Consideration without taking account of outstanding Company Options, recalculating the Closing Date Common Per Share Consideration taking into account the outstanding Company Options with a per share exercise price that is less than the initially calculated Closing Date Common Per Share Consideration and then repeating this process until no additional Company Options become In-the-Money Options as a result of such calculation).

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Indebtedness” means, with respect to the Company, the following: (a) all indebtedness of the Company, whether or not contingent, for borrowed money; (b) all obligations of the Company for the deferred purchase price of property or services to the extent required to be accrued in the Company’s financial statements in accordance with GAAP; (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of the Company as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of a Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, excluding amounts included in the Preferred Share Consideration, (h) all Indebtedness of others referred to in clauses “(a)” through “(g)” above guaranteed directly or indirectly in any manner by the Company and (i) all Indebtedness referred to in clauses “(a)” through “(g)” above secured by any encumbrance on property (including accounts and Contract rights) owned by such Person, even though the Company has not assumed or become liable for the payment of such Indebtedness.

“Indication” means any disease or condition for which a product can be used to diagnose, prevent, or treat, which use is the subject of a separate Regulatory Filing to support a Regulatory Approval for such use.

“Intellectual Property” means all United States and all counterpart foreign intellectual property including the following: (a) patents, patent applications, invention records, and invention registrations of any type, including renewals, extensions, divisions and reissues thereof, and applications for any of the foregoing; (b) Proprietary Names, trade dress, logos, corporate names and other source identifiers, and registrations and applications for registration thereof; (c) copyrightable works, copyrights, and registrations and applications for registration thereof; (d) software; (e) proprietary information, including inventions, trade secrets and know-how; (f) data collections, development tools, diagrams, formulae, methods, network configurations and architectures, processes, specifications, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries); and (g) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company as of May 31, 2011, which is included in the Interim Financial Statements.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Interim Financial Statements” means the Interim Balance Sheet and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the portion of the fiscal year then ended.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means collectively, each of the Persons set forth on Schedule A.

“Key Stockholder” means collectively, each of the Persons set forth on Schedule B.

“Knowledge” means the knowledge of ***, assuming that any such individual is aware of such fact or other matter or such individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

“Law” means national, supranational, state, provincial, municipal or local statute, law, constitution, ordinance, code, regulation, rule, notice, court decision, interpretation, agency guidance, Order, stipulation, determination, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including Health Care Laws.

“Liabilities” means any and all liabilities, obligations and Indebtedness, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any applicable Law or Action entered by or with any Governmental Authority, and those arising under any Contract.

“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest, conditional or installment sale agreement, encumbrance, charges or other claims of third parties of any kind, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Liquidation Preferences” means the sum of the Series A-1 Liquidation Preference and the Series A-2 Liquidation Preference.

“Material Adverse Effect” means, when used in connection with the Company, any event, circumstance, change or effect that, individually or when considered with any other events, circumstances, changes and effects, is or could reasonably be expected to be any one or more of the following: (a) materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company taken as a whole; or (b) prevent or materially delay the consummation of the Transactions; provided, however, that, without limiting the generality of what shall not constitute a “Material Adverse Effect”, the term

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Material Adverse Effect” shall not include any (i) event, circumstance, change or effect arising from general economic and market conditions, or any change in Laws and regulations or interpretations thereof, that does not disproportionately affect the Company, relative to other companies of the same size and development stage in the industry in which the Company conducts its business; (ii) actions or omissions of the Company taken with the prior written consent of Parent or Merger Sub; or (iii) the effects of compliance with this Agreement on the Company, including expenses incurred by the Company in consummating the transactions contemplated by this Agreement.

“Material IP Contracts” means the Contracts listed or required to be listed in Section 4.15(a)(ii), (iii), or (iv) of the Company Disclosure Schedule.

“NDA” means a new drug approval application as described in 21 C.F.R. § 314.50, including all amendments and supplements to the application, submitted to the FDA under Section 505(b) of the FDCA (21 U.S.C. § 355b) for approval to commercialize a Product in the United States.

“NDA Approval” means written approval by the FDA of an NDA pursuant to 21 C.F.R. § 314.105 for a Product and satisfaction of related applicable FDA requirements, if any, and any conditions of approval set forth in such writing.

“Net of Escrow Common Per Share Consideration” means an amount equal to (a)(i) the Closing Date Total Cash Consideration, plus (ii) the Exercise Amount, minus (iii) the Liquidation Preferences, minus (iv) the Escrow Amount and minus (v) the Administrative Expense Amount divided by (b) the number of Fully Diluted Shares.

“Net Sales” means, with respect to a given period of time, gross sales of Products in each country in which there is Product Exclusivity in such country with respect to such Product, less the following deductions which are actually incurred, allowed, paid, accrued, or specifically allocated to such gross sales amounts of Products: (a) credits or allowances actually granted for damaged Product, returns or rejections of Product, price adjustments, and billing errors; (b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations; pharmacy benefit managers (or equivalents thereof); federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; or to trade customers; (c) normal and customary trade, cash and quantity discounts, allowances and credits; (d) distribution services agreement fees allowed or paid to third-party distributors; (e) transportation costs, including without limitation insurance, for outbound freight related to delivery of Products to the extent included in the gross amount invoiced; (f) sales taxes, value added taxes, and other taxes applied to the sale of a Product to the extent included in the gross amount invoiced; and (g) any other items that reduce gross sales amounts as required by GAAP. Sales of Products between or among a Party and its Affiliates and Sublicensees shall be excluded from the computation of Net Sales, but the subsequent final sales of Products to third parties by such Affiliates and Sublicensees shall be included in the computation of Net Sales. For purposes of clarity, “Net Sales” shall not include, with respect to any Product for which there was Product Exclusivity in a country, any sales of such Product in such country made on or after the date on which there is no Product Exclusivity in such country with respect to such Product; provided, however, that in the event that Product Exclusivity is thereafter restored in such a country, any sales of such Product in such country made on or after the date on which there is Product Exclusivity in such country with respect to such Product shall be included in “Net Sales.”

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Notwithstanding the foregoing, in the event a Product is sold in a country as a Combination Product, Net Sales of the Combination Product, for the purposes of determining the Sales Earnouts, will be calculated as follows:

(i)        If Product and Other API(s) each are sold independently in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Product sold independently in the same formulation and dosage, and B is the sum of the average gross selling prices in such country of such Other API(s) sold separately in the same formulation and dosage, during the applicable Calendar Year.

(ii)        If the Product is sold independently of the Other API(s) therein in such country, but the average gross selling price of such Other API(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is the average gross selling price in such country of such Product sold independently and C is the average gross selling price in such country of the entire Combination Product.

(iii)        If the Other API(s) are sold independently of the Product therein in such country, but the average gross selling price of such Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction (1-B/C), where B is the average gross selling price in the Territory of such Other API(s) and C is the average gross selling price in the Territory of the entire Combination Product.

(iv)        If neither the Product nor the Other API(s) are sold independently in such country, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Product and the other active ingredient(s) in the Combination Product.

For purposes of the foregoing, in the Calendar Year during which a Combination Product is first sold in a country, a forecasted average gross selling price shall be used for the Product and the Other API(s), to be determined in good faith mutually by the Parties. Any over or under payment due to a difference between forecasted and actual average gross selling prices in such country shall be paid or credited, as applicable, in the first royalty payment of the following Calendar Year. In the following Calendar Year the average gross selling price of both the Product and the other active component(s) included in the Combination Product in the previous Calendar Year shall apply.

“Net Working Capital” means (a) the current assets of the Company, including cash and cash equivalents, the value of inventory, accounts receivable (less any reserves for uncollectibility and payment discounts) and current prepaid expenses minus (b) the current liabilities of the Company, including accounts payable and all accrued expenses, including incentive compensation, current Tax liabilities, rebates, chargebacks, product returns and all other pricing allowances, with each amount determined in accordance with GAAP applied on a

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

basis consistent with the past practices of the Company. For purposes of this Agreement, Net Working Capital shall, in all events, exclude fixed assets, deferred tax assets and liabilities, goodwill, intangible assets and long term debt.

“Order” means any order, writ, judgment, injunction, decree, determination or award.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Out-of-the-Money Differential” means an amount in cash equal to the difference between (a) the per share exercise price of the applicable Out-of-the-Money Option and (b) the Net of Escrow Common Per Share Consideration.

“Out-of-the-Money Option” means any Company Option having a per share exercise price equal to or greater than the Full Common Per Share Consideration.

“Parent Indemnified Party” means Parent, Merger Sub, their respective Affiliates (including, following the Closing, the Company) and their respective directors, officers, employees, agents, representatives, successors and assigns.

“Paying Agent” means Wells Fargo Bank, National Association.

“Paying Agent Agreement” means a paying agent agreement, in form and substance satisfactory to the parties thereto, among the Paying Agent, Parent and the Shareholders’ Representative.

“Permit” means all permits, registrations, franchises, grants, authorizations (including marketing and testing authorizations), concessions, licenses, easements, variances, exceptions, exemptions, consents, certificates, clearances, approvals and Orders of any Governmental Authority.

“Person” means any individual, Entity or Governmental Authority.

“Phase III Clinical Trial” means a pivotal clinical study of V-101 with a defined dose or a set of defined doses of V-101 for any Expected Indication on sufficient numbers of human patients designed to confirm with statistical significance the safety and efficacy of V-101 and to support an NDA Approval for V-101 for such Expected Indication as and to the extent defined in 21 C.F.R. § 312.21(c), as amended from time to time.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” means, collectively, the Series A-1 Stock and the Series A-2 Stock.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Product” means (i) V-101 and (ii) any pharmaceutical product incorporating any compound, the composition of matter of which, the use of which or a formulation containing which is claimed in any patent or patent application that is set forth on Section 4.15(a)(i) of the Company Disclosure Schedule.

“Product Exclusivity” means, on a country-by-country and Product-by-Product basis, the period of time commencing on the Closing Date in such country until the earlier of ***. Notwithstanding the foregoing, in no event shall Product Exclusivity for any Product in any country extend beyond ***. For purposes of this definition, “Competing Product” means, on a country-by-country and Product-by-Product basis (the Product so considered, the “Relevant Product”), any pharmaceutical product sold by a Third Party, other than pursuant to a sublicense or other authorization from Parent, its Affiliates or its Sublicensees, that contains oxymetazoline and (A) in any country in which a Regulatory Approval is required to sell such pharmaceutical product, such pharmaceutical product is approved to be sold by the applicable Regulatory Authority for any Indication for which the Relevant Product is approved to be sold by the applicable Regulatory Authority or (B) in any country in which a Regulatory Approval is not required to sell such pharmaceutical product, such pharmaceutical product is sold for any Indication for which the Relevant Product is sold.

“Proprietary Names” means trademarks, service marks, trade names, brand names, domain names or the like, whether registered or unregistered.

“Registered IP” means all Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, patent applications, registered copyrights, registered Proprietary Names owned by the Company or to which the Company has a valid right and license and any other Intellectual Property that is the subject of a certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority owned by, registered or filed in the name of, the Company, and all applications for any of the foregoing.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Regulatory Approval” means (a) in the United States, an NDA Approval, and (b) in any country other than the United States, approval by Regulatory Authorities having jurisdiction in such country of a single application or set of applications comparable to an NDA or other applicable filing and satisfaction of related applicable regulatory and notification requirements, if any, together with any other approval of any Regulatory Authority necessary to make and sell a product in such country.

“Regulatory Authority” means any applicable supranational, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities, including the FDA, regulating or otherwise exercising authority with respect to the products.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority under applicable Law with respect to a Product in a country or jurisdiction to prevent third parties from commercializing such Product in such country or jurisdiction, other than a patent right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions.

“Regulatory Filings” means any and all regulatory applications, filings, and associated correspondence and supporting documents relating to Product(s) useful or required to develop, manufacture, market, sell, and import such Product(s) in, or into, each country or jurisdiction, and contained in any of the foregoing.

“Related Party” means each of the following: (a) all Key Stockholders; (b) all individuals who are, or who were at the time of the entry into the transaction or the creation of the interest in question an officer or director of the Company; (c) each member of the immediate family of each of the Persons referred to in subclause “(b)” above; (d) each Person that is, or that was at the time of the entry into the transaction or the creation of the interest in question an Affiliate of any Key Stockholder; and (e) any Entity (other than the Company) in which, to the Company’s Knowledge, any one of the Persons referred to in subclauses “(a)” through “(e)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, at least ten percent (10%) of the voting interest or class of any outstanding Equity Participation.

“Section 280G Waiver”, with respect to any Person, means a written agreement waiving such Person’s right to receive any “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Series A-1 Stock” means Series A-1 Convertible Preferred Stock, par value $0.0001 per share, of the Company.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Series A-2 Stock” means Series A-2 Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Series A-1 Liquidation Amount” means, with respect to each share of Series A-1 Stock outstanding immediately prior to the Effective Time, an amount equal to (a) $1.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like occurring after the date hereof) plus (b) any Accrued Dividends on such share immediately prior to the Effective Time.

“Series A-1 Liquidation Preference” means the aggregate of all Series A-1 Liquidation Amounts.

“Series A-2 Liquidation Amount” means, with respect to each share of Series A-2 Stock outstanding immediately prior to the Effective Time, an amount equal to (a) $1.10 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like occurring after the date hereof), plus (b) any Accrued Dividends on such share immediately prior to the Effective Time.

“Series A-2 Liquidation Preference” means the aggregate of all Series A-2 Liquidation Amounts.

“Special Claims” means (a) any misrepresentation or breach or failure of any representation or warranty in Sections 4.03 (Capitalization), 4.06 (Authority), 4.23 (Brokers) and 4.24(a) (Stockholder Approval) to be true and correct in all respects, or (b) any fraud or intentional misrepresentation in this Agreement or in any Ancillary Document by the Company, the Shareholders’ Representative or any Shareholder.

“Shareholder” means each of (a) the Company Stockholders as of the Effective Time (other than holders of Dissenting Shares), (b) the Person that holds the Warrant, (c) each Person that holds an In-the-Money Option that is not exercised prior to the Effective Time and (d) each Person that holds an Out-of-the-Money Option that is not exercised prior to the Effective Time and with respect to which such Person shall have paid the Out-of-the-Money Differential at or prior to the Effective Time.

“Shareholder Indemnified Party” means the Shareholders and the Shareholders’ Representative and their respective directors, officers, employees, agents, representatives, successors and assigns.

“Stock Plan” means the Company’s Amended and Restated Equity Incentive Plan, as amended from time to time, and any other plan, agreement or arrangement pursuant to which options to purchase shares of Common Stock, restricted shares of Common Stock, or any other compensatory equity-based award may be granted.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date. For purposes this Agreement, in the case of any Taxes that are imposed on a

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any property or similar Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Tax, be deemed equal to the amount which would by payable if the Straddle Period ended on the Closing Date.

“Sublicensee” means any person or entity, other than Affiliates of Parent, to which Parent grants a license or a sublicense with respect to V-101 under and in accordance with the terms and conditions of this Agreement (other than the Company or its Affiliates).

“Subsidiary” means, with respect to a Person, any other Entity which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other Equity Participations, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Entity, or of which such Person is the managing member or general partner, or which such Person is otherwise contractually entitled to direct and control.

“Tax Returns” means any return, declaration, report, estimate, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any taxing Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Transaction Expense” means any fee, cost, expense, payment, expenditure or Liability incurred by the Company (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), whether incurred prior to the date of this Agreement or from the date of this Agreement through the Closing, that relates to: (a) the participation in or response to the investigation, review and inquiry conducted by Parent, Merger Sub, any other Person and their agents, representatives and advisors with respect to the business of the Company in connection with the potential acquisition of the Company, the acquisition of all or substantially all of the assets of the Company (and the furnishing of information to Parent, Merger Sub, any other Person and their agents, representatives and advisors in connection with such investigation and review); (b) the negotiation, preparation, drafting, review, execution, delivery or performance of this Agreement (including the Company Disclosure Schedule) and the Ancillary Documents or any other certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the Transactions; (c) the preparation and submission of any filing or notice required to be made or given in connection

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with any of the Transactions, or the obtaining of any consent, waiver or approval required to be obtained in connection with any of the Transactions; or (d) the consummation of the Transactions; but excluding the Change in Control Payments. Without limiting the generality of the foregoing, “Transaction Expenses” shall include any unpaid fees that are payable or may become payable by the Company in connection with the Transactions for services that were performed at or prior to the Closing, even if the invoice for such fees is not issued until after the Closing, except that payment of such Transaction Expenses shall be the responsibility of the Surviving Corporation, post-Closing, to the extent they shall have been taken into account when calculating “Available Cash”.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents.

“Transferee” means any person (including a Sublicensee) who acquires from Parent, the Surviving Corporation or a successor of Parent or Surviving Corporation or another Transferee the right to develop and/or market V-101 and/or any Product.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unexpected Adverse Drug Experience” means, as that term is defined in 21 C.F.R. § 312.32, any adverse drug experience, the specificity or severity of which is not consistent with the current investigator brochure or applicable investigational plan, or any other unanticipated problem associated with a Product that relates to the rights, safety, or welfare of subjects participating in a clinical trial.

“V-101” means topical oxymetazoline having the chemical name 6-tert-butyl-3-(4,5-dihydro-1H-imidazol-2-ylmethyl)-2,4-dimethylphenol hydrochloride and any salt, free acid or base, solvate, hydrate, steroisomer, isotopic (including but not limited to deuterated) form and polymorphic form of any of the foregoing.

“Valid Claim” means an issued patent claim within the Company IP that is set forth on Section 4.15(a)(i) of the Company Disclosure Schedule, including renewals, extensions, divisions and reissues thereof, or any claims issuing from any patent application within the Company IP that is set forth on Section 4.15(a)(i) of the Company Disclosure Schedule, in each case that has not: (a) expired or been revoked or cancelled; (b) been declared invalid or unenforceable by a patent office or a decision of a court or other Governmental Authority of competent jurisdiction; provided that, if any such claim that has been declared invalid or unenforceable is subsequently determined to be valid and enforceable by a court or other Governmental Authority of competent jurisdiction from which no appeal can be taken (or was taken within the allowable time period), then such claim shall thereafter be a Valid Claim except as otherwise provided under subsection (a), (c), or (d); (c) been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; or (d) been abandoned or disclaimed.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Warrant” means the warrant set forth on Schedule C attached hereto.

(b)        The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
409A Authorities	§ 4.12(c)
2010 Tax Return	§ 7.01
Administrative Expense Account	§ 10.05(b)
Accounting Firm	§ 2.07(d)
Agreement	Preamble
*** Good Standing Certificate	§ 3.10(b)(xiv)
Certificate of Merger	§ 3.01(b)
Closing	§ 3.01(a)
commercially reasonable efforts	§ 2.07(g)
Company	Preamble
Company Cure Period	§ 11.01(b)
Company Indemnified Persons	§ 6.03(a)
Competing Proposed Transaction	§ 6.10(a)
Confidential IP Information	§ 4.15(d)
Confidentiality Agreement	§ 6.07(b)
Controlled Group Liability	§ 4.12(h)
CPA Firm	§ 2.07(e)
Development Milestones	§ 2.07(a)(iii)
Disclosure Materials	§ 4.24(c)
Dissenting Shares	§ 2.04(e)(i)
Effective Time	§ 3.01(b)
Environmental Permits	§ 4.17
First Development Milestone	§ 2.07(a)(i)
First Development Milestone Payment	§ 2.07(a)(i)
Lease Documents	§ 4.14(b)
Material Contracts	§ 4.18(a)
Merger	Recitals
Merger Sub	Preamble
Net Sales Statement	§ 2.07(c)
Non-Competition and Non-Solicitation Agreement	§ 3.10(b)(iv)
Notice of Disagreement	§ 2.07(e)
Option Closing Payment	§ 4.04(b)(vii)
Organizational Documents	§ 4.02
Parent	Preamble
Parent Claim	§ 9.02
Parent Cure Period	§ 11.01(c)

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Defined Term	Location of Definition
Parent Prepared Tax Return	§ 7.02
Party or Parties	Preamble
Paying Agent	§ 3.03(a)
Payment Fund	§ 3.03(a)
Pre-Closing Period Income Tax Return	§ 7.02
Set Off Effective Date	§ 2.08
Set Off Excess	§ 2.08
Set Off Notice	§ 2.08
Representatives	§ 6.07(a)
Requisite Stockholder Approval	Recitals
Safety Notices	§ 4.07(i)
Sales Audit	§ 2.07(d)
Sales Earnouts	§ 2.07(b)(ii)
Second Development Milestone	§ 2.07(a)(ii)
Second Development Milestone Payment	§ 2.07(a)(ii)
Secretary of State	§ 3.01(b)
Section 280G	§ 6.20(a)
Section 280G Approval	§ 6.20(b)
Section 280G Soliciting Materials	§ 6.20(c)
Shareholder Claim	§ 9.03
Shareholders’ Representative	§ 10.01(a)
Shareholders’ Representative Costs	§ 10.05
Stock Closing Payment	§ 4.04(b)(vi)
Stockholder Written Consent	Recitals
Surviving Corporation	§ 2.01
Tax Contest	§ 7.05
Tax Sharing Agreement	§ 4.16(g)
Third Development Milestone	§ 2.07(a)(iii)
Third Development Milestone Payment	§ 2.07(a)(iii)
Third-Party Claim	§ 9.06(b)
Transfer	§ 12.06(b)
Transfer Taxes	§ 7.08
Transaction Schedule	§ 4.04(b)
Warrant Closing Payment	§ 4.04(b)(viii)

SECTION 1.02        Interpretation and Rules of Construction.    In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) references made in this Agreement to an Article, Section, Exhibit or Schedule are references to an Article, Section, Schedule or Exhibit of this Agreement; (b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the following general rules apply: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders; (g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the following rules apply (i) the date that is the reference date in calculating such period is excluded; and (ii) if the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day; (h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; (i) references to a Person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (k) all references to monetary amounts in this Agreement refer to U.S. dollars.

ARTICLE II

THE MERGER

SECTION 2.01        The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent. Subject to the foregoing and to the other Sections of this Article II, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

SECTION 2.02        Certificate of Incorporation and Bylaws of the Surviving Corporation.    At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to conform to Exhibit B attached to this Agreement and, as so amended, shall become the Certificate of Incorporation of the Surviving Corporation, until the same shall be amended in accordance with its terms and applicable Law; and (b) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 2.03        Directors and Officers of the Surviving Corporation.    The directors and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 2.04        Conversion of Capital Stock.    By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(a)      Capital Stock of Merger Sub.    Each share of the common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. From and after the Effective Time, each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

(b)      Capital Stock of the Company owned by Parent, Merger Sub or the Company.    Each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, shall be canceled and retired without payment of any consideration with respect thereto.

(c)      Preferred Stock.    Each issued and outstanding share of Preferred Stock (other than those to be cancelled in accordance with Section 2.04(b) and Dissenting Shares) shall be converted into the right to receive:

(i)      With respect to each share of Series A-1 Stock issued and outstanding immediately prior to the Effective Time, an amount in cash equal to:

  (A)        the Series A-1 Liquidation Amount; plus

  (B)        the product of (1) the Closing Date Common Per Share Consideration and (2) the number of shares of Common Stock into which each share of Series A-1 Stock is convertible immediately prior to the Effective Time (being one (1)), in each case payable in cash to the holder thereof, subject to applicable Tax withholding; plus

  (C)        the product of (1) the Contribution Fraction and (2) the aggregate amount of any cash required to be released from the Escrow Fund in accordance with the Escrow Agreement (as and when such cash is required to be released); plus

  (D)        the product of (1) the Contribution Fraction and (2) the aggregate of any and all Development Milestones and Sales Earnouts; minus

  (E)        the product of (1) the Contribution Fraction and (2) the Escrow Amount.

(ii)      With respect to each share of Series A-2 Stock issued and outstanding immediately prior to the Effective Time, an amount in cash equal to:

  (A)        the Series A-2 Liquidation Amount; plus

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

  (B)        the product of (1) the Closing Date Common Per Share Consideration and (2) the number of shares of Common Stock into which each share of Series A-2 Stock is convertible immediately prior to the Effective Time (being one (1)), in each case payable in cash to the holder thereof, subject to applicable Tax withholding; plus

  (C)        the product of (1) the Contribution Fraction and (2) the aggregate amount of any cash required to be released from the Escrow Fund in accordance with the Escrow Agreement (as and when such cash is required to be released); plus

  (D)        the product of (1) the Contribution Fraction and (2) the aggregate of any and all Development Milestones and Sales Earnouts; minus

  (E)        the product of (1) the Contribution Fraction and (2) the Escrow Amount.

(d)        Common Stock.    Each issued and outstanding share of Common Stock (other than those to be cancelled in accordance with Section 2.04(b) and Dissenting Shares) shall be converted into the right to receive:

  (i)        an amount in cash equal to the Closing Date Common Per Share Consideration; plus

  (ii)       the product of (A) the Contribution Fraction with respect to such share of Common Stock and (B) the aggregate of any and all Development Milestones and Sales Earnouts; plus

  (iii)      the product of (A) the Contribution Fraction with respect to such share of Common Stock and (B) the aggregate amount of any cash required to be released from the Escrow Fund in accordance with the Escrow Agreement (as and when such cash is required to be released); minus

  (iv)      the product of (A) the Contribution Fraction with respect to such share of Common Stock and (B) the Escrow Amount.

(e)        Dissenting Shares.

  (i)        Notwithstanding anything in this Agreement to the contrary (except for Section 2.04(e)(ii) below), any shares of Company Capital Stock outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal rights and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive consideration for Company Capital Stock set forth in Section 2.04(c) or Section 2.04(d), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)        Notwithstanding the provisions of Section 2.04(e)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 2.04(c) or Section 2.04(d), as applicable, without interest, in accordance with and at the time specified in Section 2.04(c) or Section 2.04(d), and after surrender of the certificate representing such shares.

(iii)        The Company shall (A) comply with the requirements of Section 262 of the DGCL; (B) give Parent prompt notice of any written demand received by the Company pursuant to Section 262 of the DGCL and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL received by the Company; and (C) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

(iv)        Any amounts that become payable in respect of Dissenting Shares shall be satisfied first from the Payment Fund up to the Applicable Merger Consideration, as if such Dissenting Shares were not Dissenting Shares, and thereafter from the Escrow Fund, as consented to in writing by Shareholders’ Representative (which consent shall not be unreasonably withheld or delayed).

SECTION 2.05         Treatment of Company Options in the Merger.

(a)        In-the-Money Options.    The Company and the board of directors of the Company (or a duly authorized committee or subcommittee thereof) shall take all necessary and appropriate action so that immediately prior to the Effective Time, (i) the vesting and exercisability of each then outstanding and unexercised In-the-Money Option held by any Person who is then performing services as an employee, director or consultant of the Company shall be fully accelerated, and (ii) each then outstanding In-the-Money Option, without regard to the identity of the holder, shall, at the Effective Time, be cancelled, terminated and extinguished and converted into the right to receive, in respect of each share of Common Stock subject to such In-the-Money Option immediately prior to the Effective Time and subject to the terms and conditions of this Agreement, an amount in cash (subject to applicable withholding and other Taxes) equal to:

(i)        the excess of the Closing Date Common Per Share Consideration over the per share exercise price of such In-the-Money Option; plus

(ii)        the product of (A) the Contribution Fraction with respect to such share of Common Stock and (B) the aggregate of any and all Development Milestones and Sales Earnouts; plus

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

  (iii)        the product of (A) the Contribution Fraction with respect to such share of Common Stock subject to such In-the-Money Option and (B) the aggregate amount of any cash required to be released from the Escrow Fund in accordance with the Escrow Agreement (as and when such cash is required to be released); minus

  (iv)        the product of (A) the Contribution Fraction with respect to such share of Common Stock subject to such In-the-Money Option and (B) the Escrow Amount.

(b)        Out of the Money Options.    The Company and the board of directors of the Company (or a duly authorized committee or subcommittee thereof) will take all necessary and appropriate action so that immediately prior the Effective Time (i) the vesting and exercisability of each then outstanding and unexercised Out-of-the-Money Option held by any Person who is then performing services as an employee, director or consultant of the Company shall be fully accelerated, and (ii) each then outstanding Out-of-the-Money Option as of the Effective Time, shall, at the Effective Time, be cancelled, terminated and extinguished without any consideration being payable in respect thereof, and have no further force or effect; provided, however, that, at or prior to the Effective Time, the holder of an Out-of-the-Money Option that remains outstanding immediately prior to the Effective Time may elect to pay the Company, with respect to each share of Company Common Stock subject to such Company Option, the Out-of-the-Money Differential, whereupon such holder will thereafter be entitled to receive, for each share of Common Stock subject to such Company Option:

  (i)        The product of (A) the Contribution Fraction with respect to such share of Common Stock and (B) the aggregate of any and all Development Milestones and Sales Earnouts; plus

  (ii)        The product of (A) the Contribution Fraction with respect to such share of Common Stock and (B) the aggregate amount of any cash required to be released from the Escrow Fund in accordance with the Escrow Agreement (as and when such cash is required to be released).

(c)        Company Restricted Stock.    The Company and the board of directors of the Company (or a duly authorized committee or subcommittee thereof) shall take all necessary and appropriate action so that immediately prior to the Effective Time, (i) the vesting of each then outstanding share of Company Restricted Stock held by any Person who is then performing services as an employee, director or consultant of the Company shall be fully accelerated, and (ii) each then outstanding share of Company Restricted Stock shall, at the Effective Time, be cancelled, terminated and extinguished and converted into the right to receive the consideration payable with respect to each issued and outstanding share of Common Stock on the terms and conditions set forth in Section 2.04(d) (subject to applicable withholding and other Taxes).

(d)        Corporate Actions.    Prior to the Effective Time, the Company shall take all corporate or other actions necessary to effectuate the treatment of Company Options and Company Restricted Stock contemplated by this Section 2.05, (including, without limitation, the adoption of any required plan amendments, obtaining any required approval of the board of

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

directors of the Company (or a duly authorized committee or subcommittee thereof), and/or obtaining any required employee consents) and to ensure that neither any holder of Company Options or Company Restricted Stock, nor any other participant in any Stock Plan shall, from and after the Effective Time, have any right thereunder to acquire any securities of the Company, the Surviving Corporation, or Parent, or any of their respective Subsidiaries or to receive any payment or benefit with respect to any award previously granted under the Stock Plan, except as provided in this Section 2.05. All amounts payable pursuant to this Section 2.05 shall be paid without interest.

SECTION 2.06         Treatment of Warrant in the Merger.    The Company shall take all necessary and appropriate action so that, to the extent outstanding and unexercised immediately prior to the Effective Time, the Warrant shall, at the Effective Time, be terminated and, upon termination thereof, converted into the right to receive, in respect of each share of Series A-2 Stock subject to the Warrant immediately prior to the Effective Time and subject to the terms and conditions of this Agreement, an amount in cash equal to:

    (a)         the excess, if any, of the (i) amount that the holder would have received pursuant to Section 2.04(c)(ii)(A) and (B) had the Warrant been exercised in full immediately prior to the consummation of the transactions contemplated by this Agreement over (ii) the per share exercise price of the Warrant; plus

    (b)         the product of (i) the Contribution Fraction and (ii) the aggregate of any and all Development Milestones and Sales Earnouts; plus

    (c)         the product of (i) the Contribution Fraction and (ii) the aggregate amount of any cash required to be released from the Escrow Fund in accordance with the Escrow Agreement (as and when such cash is required to be released); minus

    (d)         the product of (i) the Contribution Fraction and (ii) the Escrow Amount.

SECTION 2.07       Earnouts.

    (a)         Development Milestones.

     (i)         A one-time payment of *** dollars ($***) (the “First Development Milestone Payment”) will be owed on the earlier of (1) Commencement by Parent, the Surviving Corporation, any of their Affiliates or a Transferee of a Phase III Clinical Trial with respect to any Expected Indication or (2) the date of the second (2nd) anniversary of the Closing Date, which date shall be extended by the number of days of any delay in such Commencement beyond such second anniversary that is caused by factors reasonably outside of the control of Parent, the Surviving Corporation, any such Affiliate or such Transferee, as applicable, including, for example, ***

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(the earlier of (1) and (2), the “First Development Milestone”). Within fifteen (15) Business Days of the date of achievement of the First Development Milestone, Parent, the Surviving Corporation and the applicable Affiliate shall, subject to the right of set-off set forth in Section 2.08, and shall cause the Transferee to, pay the First Development Milestone Payment to the Shareholders’ Representative, to be allocated among the Shareholders in an amount equal to the product of (A) the First Development Milestone, (B) the Contribution Fraction and (C) the number of Fully Diluted Shares held (or deemed held) by each Shareholder immediately prior to the Effective Time. Parent’s, the Surviving Corporation’s, the applicable Affiliate’s and the Transferee’s obligation to make the First Development Milestone Payment shall be joint and several. If the Parent, the Surviving Corporation, the applicable Affiliate or the Transferee does not achieve the First Development Milestone with respect to any Expected Indication, no First Development Milestone Payment will be owed.

For the avoidance of doubt, it is understood that ***.

(ii)        If the FDA Accepts an NDA for V-101 for any Expected Indication filed by Parent or any of its Affiliates or a Transferee (the “Second Development Milestone”), then a one-time payment of *** dollars ($***) (the “Second Development Milestone Payment”) will be owed. Within fifteen (15) Business Days of the date of achievement of the Second Development Milestone, Parent, the Surviving Corporation and the applicable Affiliate shall, subject to the right of set-off set forth in Section 2.08, and shall cause the Transferee to, pay the Second Development Milestone Payment to the Shareholders’ Representative, to be allocated among the Shareholders in an amount equal to the product of (A) the Second Development Milestone, (B) the Contribution Fraction and (C) the number of Fully Diluted Shares held (or deemed held) by each Shareholder immediately prior to the Effective Time. Parent’s, the Surviving Corporation’s, the applicable Affiliate’s and the Transferee’s obligation to make the Second Development Milestone Payment shall be joint and several. If the Parent, the Surviving Corporation, the applicable Affiliate or the Transferee does not achieve the Second Development Milestone with respect to any Expected Indication, no Second Development Milestone Payment will be owed.

(iii)        If the FDA grants an NDA Approval for V-101 for any Expected Indication submitted by Parent or any of its Affiliates or a Transferee (the “Third Development Milestone”), then a one-time payment of *** dollars ($***) (the “Third Development Milestone Payment” and together with the First Development Milestone Payment and the Second Development Milestone Payment, the “Development Milestones”) will be owed. Within fifteen (15) Business Days of the date of achievement of the Third Development Milestone, Parent, the Surviving Corporation and the applicable Affiliate shall, subject to the right of set-off set forth in Section 2.08, and shall cause the Transferee to, pay the Third Development Milestone Payment

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to the Shareholders’ Representative, to be allocated among the Shareholders in an amount equal to the product of (A) the Third Development Milestone, (B) the Contribution Fraction and (C) the number of Fully Diluted Shares held (or deemed held) by each Shareholder immediately prior to the Effective Time. Parent’s, the Surviving Corporation’s, the applicable Affiliate’s and the Transferee’s obligation to make the Third Development Milestone Payment shall be joint and several. If the Parent, the Surviving Corporation, the applicable Affiliate or the Transferee does not achieve the Third Development Milestone with respect to any Expected Indication, no Third Development Milestone Payment will be owed.

(b)        Sales Earnouts.

  (i)        Upon the first time Net Sales made by Parent, the Surviving Corporation, their Affiliates and/or a Transferee during any Calendar Year exceeds:

    (A)        *** dollars ($***), then a one-time payment of *** dollars ($***) shall be owed; and

    (B)        *** dollars ($***), then a one-time payment of *** dollars ($***) shall be owed; and

    (C)        *** dollars ($***), then a one-time payment of *** dollars ($***) shall be owed.

  (ii)        Any milestone payments owed pursuant to Section 2.07(b)(i) (collectively, the “Sales Earnouts”) shall, subject to the right of set off set forth in Section 2.08, be paid within fifteen (15) Business Days after the date on which the determination of Net Sales is deemed final, binding and conclusive. Parent, the Surviving Corporation and the applicable Affiliate shall, subject to the right of set off set forth in Section 2.08, and shall cause the Transferee to, pay the applicable Sales Earnout to the Shareholders’ Representative, to be allocated among the Shareholders in an amount equal to (A) the applicable Sales Earnout, (B) the Contribution Fraction and (C) the number of Fully Diluted Shares held (or deemed held) by each Shareholder immediately prior to the Effective Time. Each Sales Earnout shall be paid only once, irrespective of the number of times the conditions for such Sales Earnout are achieved.

  (iii)        For the avoidance of doubt, the maximum amount of Sales Earnouts shall be equal to *** dollars ($***). More than one Sales Earnout may be owed with respect to any Calendar Year if two or more applicable thresholds for Net Sales have been exceeded in such Calendar Year.

  (iv)        For the avoidance of doubt, each Sales Earnout shall be payable based on Net Sales made only during a Calendar Year, and Net Sales made during any previous Calendar Year shall not be included in Net Sales for such Calendar Year for purposes of determining whether any Sales Earnout is payable.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)        As promptly as practicable, but in any event within 90 days after each Calendar Year following the commencement of sales of any Product (or combination thereof), Parent shall prepare and deliver to the Shareholders’ Representative a reasonably detailed statement setting forth Net Sales for such Calendar Year, including, without limitation, the number of Products sold, applicable prices and deductions from gross sales (a “Net Sales Statement”). Net Sales shall be accrued in the ordinary course of business, in accordance with GAAP; provided that in the case of Net Sales attributable to foreign Sublicensees, such Net Sales shall be accrued in the ordinary course of business in conformance with Sublicensees’ applicable accounting standards. Parent shall neither delay nor anticipate (or cause the delay or anticipation of) the accrual of Net Sales.

(d)        From the commencement date of sales of any Product (or Combination Product thereof) until the payment of each Sales Earnout has been made in full, one (1) time per Calendar Year the Shareholders’ Representative shall have the right to engage a U.S. accounting firm of national reputation that has not performed audits of the financial statements of the Shareholders’ Representative, Parent or its Affiliates during the prior three (3) years (the “Accounting Firm”) to examine the relevant records of Parent and its Affiliates which are authorized to sell the Product for the sole purpose of verifying the accuracy of the amount of Net Sales as reported by Parent from time to time (“Sales Audit”). Parent shall make its records (and those of its Affiliates) available for inspection by the Accounting Firm during regular business hours at the facility(ies) where such records are customarily kept, upon reasonable prior written notice from the Shareholders’ Representative which shall in no event be less than five (5) Business Days. In the event that the amount of Net Sales determined by the Accounting Firm exceeds the amount of Net Sales set forth in the Net Sales Statement prepared by Parent by more than five percent (5%), Parent shall pay the reasonable fees and expenses of the Accounting Firm. Except as set forth in the foregoing sentence, the Shareholders’ Representative shall pay the fees and expenses of the Accounting Firm. Records audited cannot be re-audited in a subsequent Sales Audit. The results of the Sales Audit shall be binding on the parties, except in the case of manifest error by the Accounting Firm.

(e)        Parent shall determine Net Sales with respect to the Product sold using its standard accounting procedures, consistent with GAAP. Net Sales outside of the United States shall first be determined in the currency in which they are earned and shall then be converted into an amount in United States dollars using Parent’s customary and usual conversion procedures used in preparing its financial statements pursuant to GAAP for the applicable reporting period.

(f)        (i)  Subject to Section 2.07(f)(ii), to help facilitate the achievement of the Development Milestones and the Sales Earnouts, from and after the Closing, Parent and the Surviving Corporation shall use, and shall cause their Affiliates to use, commercially reasonable efforts to develop and commercialize (or cause the development and commercialization of) one or more Products so as to achieve the Development Milestones and the Sales Earnouts, including, but not limited to, commercially reasonable efforts to file, prosecute, maintain and enforce the Company IP. For purposes of this Section 2.07(f) only, the phrase “commercially reasonable efforts” means the exercise of such efforts consistent with the efforts and resources

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

normally used by a pharmaceutical or biotechnology company that is similarly situated to Parent as Parent exists as of the Closing Date, in the exercise of its reasonable and good faith business discretion relating to the development or commercialization of a pharmaceutical product with similar product characteristics that is of similar market potential at a similar stage of development or commercialization, taking into account issues of efficacy, safety, patent and regulatory exclusivity, product profile, anticipated or approved labeling, present and future market potential, competitive market conditions, the proprietary position of such pharmaceutical product, the regulatory structure involved, and other relevant technical, legal, scientific, medical or commercial factors, and the profitability of such pharmaceutical product, including in light of pricing and reimbursement issues. No later than 90 days after the expiration of each Calendar Year prior to the date the first NDA Approval for V-101 is obtained, upon Vicept’s request, Parent shall deliver a report to the Shareholders’ Representative, which report shall describe, in reasonable detail, the efforts and resources (both in terms of personnel and finance) devoted during such Calendar Year to the development of V-101, as well as (i) the status and prospects of clinical trials in progress and/or to be undertaken, (ii) the progress toward each Development Milestone, and (iii) the regulatory status of V-101 with the FDA.

(ii)        The obligation of Parent, the Surviving Corporation or any applicable Affiliate to Commence a Phase III Clinical Trial or pay the First Development Milestone pursuant to Section 2.07(a)(i) is not subject in any way to the “commercially reasonable efforts” standard set forth in the second sentence of Section 2.07(f)(i).

(g)        For the avoidance of doubt, the foregoing provisions of this Section 2.07 shall equally apply to a Transferee.

SECTION 2.08        Set Off Right.

    Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any other right hereunder, Parent and its Affiliates shall have the right, but not the obligation, from time to time to set off any amounts owed at such time by Shareholders to the Company or Parent (or any of their Affiliates) hereunder, including indemnification payments to be paid by the Shareholders as set forth in Article IX hereof against *** any Development Milestone and/or Sales Earnout that is owed; provided that to the extent the amount owed by Shareholders to the Company or Parent exceeds *** the Development Milestone and/or Sales Earnout paid (the “Set Off Excess”), then the amount of the Set Off Excess shall be preserved and may be set off, subject to this Section 2.08, against the payment of any future Development Milestones and Sales Earnouts, if any. If Parent elects to exercise its right of set off hereunder, it shall give the Shareholders’ Representative written notice of such election (the “Set Off Notice”), which Set Off Notice shall include the amount(s) to be set aside from the Development Milestones and/or Sales Earnouts and a reasonable description of the circumstances giving rise to Parent’s entitlement to such set off. The Shareholders’ Representative shall have thirty (30) calendar days after receipt of such Set Off Notice to review such Set Off Notice and, during such thirty (30)-day period, Shareholders’ Representative and Parent shall negotiate in good faith to resolve any discrepancies in the set off amount proposed by Parent. If the Shareholders’ Representative and Parent are unable to so agree on the set-off amount proposed by Parent, then Parent shall immediately transfer the portion of the amount set forth in the Set-Off Notice as to which there is

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

a dispute (which may be the whole amount set forth in such notice) (such amount, the “Proposed Set-Off Amount”) to the Escrow Agent. The Escrow Agent shall disburse the Proposed Set-Off Amount upon the earlier of (1) the receipt of joint written instructions from Parent and the Shareholders’ Representative, authorizing it to disburse the Proposed Set-Off Amount, or a portion thereof, and indicating the recipient or recipients of such amount, or (2) the delivery of a final and non-appealable judgment setting forth the manner in which the Proposed Set-Off Amount is to be distributed. The portion of the Development Milestone or Sales Earnout that is not subject to escrow, as described above, shall be promptly paid by Parent in accordance with Section 2.07(b)(ii).

ARTICLE III

CLOSING; PAYMENT OF CONSIDERATION

SECTION 3.01        Closing.

(a)        Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article XI, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) will take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California, at 10:00 a.m., local time, on the Closing Date, or at such other place and time as is agreed to in writing by Parent and the Company.

(b)        At the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 251 of the DGCL, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State or at such subsequent time as Parent and the Company shall agree and shall be specified in the Certificate of Merger (such time referred to herein as the “Effective Time”).

SECTION 3.02        Escrow Fund.

(a)        At the Effective Time, Parent shall fund the Escrow Fund by delivering or causing to be delivered the Escrow Amount to the Escrow Agent pursuant to the provisions of the Escrow Agreement. The Escrow Amount (or any portion thereof) shall be distributed from the Escrow Fund to the Shareholders and Parent at the times, and upon the terms and conditions, set forth in this Agreement and the Escrow Agreement. Promptly following the eighteen (18) month anniversary of the Effective Time, Parent shall cause the Escrow Agent to deliver the Escrow Amount (or any portion of the Escrow Amount then remaining) to the Paying Agent for distribution to the Shareholders as required by this Agreement and the Escrow Agreement.

(b)        The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the adoption of this Agreement and approval of the Merger by the Shareholders pursuant to the Stockholders’ Written Consent and the delivery of the letters of transmittal pursuant to Section 3.03 shall constitute approval by such

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Shareholders, as specific terms of the Merger, and the irrevocable agreement of such Shareholders to be bound by and comply with the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Escrow Amount into escrow, the indemnification obligations set forth in Article IX hereof and the appointment and sole authority to act on behalf of the Shareholders of the Shareholders’ Representative, as provided for herein and in the Escrow Agreement.

SECTION 3.03        Surrender of Certificates.

(a)        Paying Agent.  At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with a reputable bank or trust company (the “Paying Agent”) for the benefit of the Shareholders cash in an amount equal to (i) the Closing Date Total Cash Consideration, minus (ii) the Escrow Amount and minus (iii) the Administrative Expense Amount. At the Effective Time, the Company shall deposit, or cause to be deposited, with the Paying Agent for the benefit of the Shareholders cash in an amount equal to the Available Cash (if a positive number) (which, together with the amount deposited or caused to be deposited by Parent or Merger Sub pursuant to the immediately preceding sentence is referred to herein as the “Payment Fund”). Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the Shareholders. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the Shareholders.

(b)        Surrender Procedures.

  (i)        Parent shall instruct the Paying Agent to, as soon as reasonably practicable after the Effective Time, mail to each Company Stockholder as of the Effective Time at the address provided by the Company in the Transaction Schedule (A) a letter of transmittal in substantially the form attached hereto as Exhibit E and (B) instructions for use in effecting the surrender of certificate(s) representing all of the shares of Company Capital Stock held by such Company Stockholder in exchange for the Stock Closing Payment that is payable in respect of the shares of Company Capital Stock formerly represented by such certificate(s). The payment of the Stock Closing Payment with respect to each such certificate(s) is conditioned upon (1) the execution and delivery of such letter of transmittal and (2) the delivery of such certificates. Promptly after receipt by the Paying Agent of such certificate(s), properly endorsed or otherwise in proper form for transfer or cancellation, together with such duly executed letter of transmittal, the Paying Agent shall, in exchange therefor, pay to such Company Stockholder the Stock Closing Payment payable in respect of the shares of Company Capital Stock formerly represented by the certificate(s) surrendered, but without interest, and the certificate(s) so surrendered shall forthwith be canceled. If payment of any portion of the applicable Stock Closing Payment is to be made to a Person other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (x) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and shall have established to the satisfaction of the Surviving Corporation that such Tax has been paid, or (y) shall have established to the satisfaction of the Surviving Corporation that such Tax

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

is not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 3.03(b), each certificate formerly representing shares of Company Capital Stock shall be deemed to represent for all purposes only the right to receive the consideration payable in respect of the shares of Company Capital Stock formerly represented thereby in accordance with the terms hereof and in the manner provided herein.

  (ii)        Parent shall or shall cause the Surviving Corporation to, as soon as reasonably practicable after the Effective Time, distribute to each holder of an In-the-Money Option as of the Effective Time at the address provided by the Company in the Transaction Schedule (A) a letter of transmittal in substantially the form attached hereto as Exhibit F and (B) instructions for use in effecting the surrender of all rights that attach to each In-the-Money Option held by such holder in exchange for the Option Closing Payment that is payable in respect of each such In-the-Money Option. The payment of the Option Closing Payment in respect of each such In-the-Money Option is conditioned upon the execution and delivery of such transmittal letter. After the Effective Time, as soon as reasonably practicable after receipt by Parent or the Surviving Corporation of such duly executed letter of transmittal, the Surviving Corporation shall, in exchange therefor and in accordance with its customary payroll practices, pay to the holder of such In-the-Money Option, the Option Closing Payment payable in respect of each In-the-Money Option so surrendered, but without interest and subject to applicable withholding and other Taxes.

  (iii)        Parent shall instruct the Paying Agent to, as soon as reasonably practicable after the Effective Time, mail to the holder of the Warrant as of the Effective Time at the address provided by the Company in the Transaction Schedule (A) a letter of transmittal in substantially the form attached hereto as Exhibit G and (B) instructions for use in effecting the surrender of all rights in and to the Common Stock issuable upon conversion of the Preferred Stock subject to the Warrant in exchange for the Warrant Closing Payment. The payment of the Warrant Closing Payment in respect of the Warrant is conditioned upon the execution and delivery of such transmittal letter. Promptly after receipt by the Paying Agent of such duly executed letter of transmittal, the Paying Agent shall, in exchange therefor, pay (or cause the Paying Agent to pay) to such Participating Warrant Holder the Warrant Closing Payment in respect of each Warrant so surrendered, but without interest.

SECTION 3.04        Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. After the Effective Time, the Surviving Corporation or the Paying Agent shall cancel and exchange, as provided in Section 3.03, any presented certificate representing shares of Company Capital Stock outstanding immediately prior to the Effective Time.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 3.05        Termination of Payment Fund; No Liability.  At any time following the first (1st) anniversary of the Effective Time, Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to Shareholders and thereafter such Shareholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof with respect to the Applicable Merger Consideration payable to them, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a certificate formerly representing shares of Company Capital Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Shareholders three (3) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 3.06        Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from payment of any amounts (or any portion thereof) payable pursuant to this Agreement to, or on behalf of, any Shareholders such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders to whom such amounts would otherwise have been paid.

SECTION 3.07        Lost, Stolen or Destroyed Certificates.  In the event any certificate(s) which formerly represented shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder thereof in form reasonably satisfactory to Parent, Parent shall instruct the Paying Agent to pay such Company Stockholder such Company Stockholder’s Stock Closing Payment as provided in Section 3.03(b); provided, however, that Parent may, in its sole discretion and as a condition precedent to issuing such instruction to the Paying Agent, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent and a bond in such sum as Parent may reasonably direct, as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

SECTION 3.08        Dissenting Shares.  The provisions of Section 3.03(b) shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under Section 3.03(b) shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable amounts provided in Section 3.03(b).

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 3.09        Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are and will remain fully authorized in the name of the Company and Merger Sub or otherwise to take such action.

SECTION 3.10        Closing Deliveries by the Company and Shareholders’ Representative.

(a)        At the Closing, the Company and Shareholders’ Representative shall deliver or cause to be delivered to Merger Sub and Parent:

(i)        counterparts of the Escrow Agreement, duly executed by the Shareholders’ Representative and the Escrow Agent;

(ii)        counterparts of the Paying Agent Agreement, duly executed by the Shareholders’ Representative and the Paying Agent;

(iii)      a General Release, dated as of the Closing Date, executed by each Company stockholder and each officer and director of the Company;

(iv)      an indemnification agreement substantially in the form of Exhibit H (the “Indemnification Agreement”), executed by each Key Stockholder;

(v)        a non-competition and non-solicitation agreement substantially in the form of Exhibit H (the “Non-Competition and Non-Solicitation Agreement”), executed by each Key Employee;

(vi)      payoff letters and such other documentation as Parent shall reasonably request in order to evidence the discharge of the any Indebtedness;

(vii)      a receipt for the Closing Date Total Cash Consideration, minus the Escrow Amount, duly executed by the Shareholders’ Representative;

(viii)      a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company certifying the satisfaction of the conditions set forth in Section 8.02 (a) and (b);

(ix)      a certificate of the Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(x)        a legal opinion of Duane Morris LLP, counsel to the Company, dated as of the Closing Date and addressed to Parent and the Company, addressing the matters set forth in Schedule D;

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(xi)      evidence in form and substance acceptable to Parent to the effect that the consents referred to in Section 8.02(f) have been obtained;

(xii)     (A) a copy of the certificate of incorporation of the Company, as amended through the Effective Time certified by the Secretary of State; (B) a certified copy of the Bylaws of the Company; (C) certified minutes of the board of directors of the Company approving the Merger and the transaction related thereto; and (D) a certified copy of the Stockholders’ Written Consent;

(xiii)    good standing certificates for the Company from the Secretary of State of the State of its incorporation or formation and from the Secretary of State in each other jurisdiction in which the properties owned or leased by the Company, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing Date and accompanied by bring-down telegrams dated as of the Closing Date;

(xiv)    a good standing certificate from *** (the “*** Good Standing Certificate”) certifying that the Company is in material compliance with all terms (including the payment of any amounts owed through the date hereof under the *** License Agreement) and has not materially violated or breached, or committed any material default under, the *** License Agreement;

(xv)     a certificate of the Secretary of the Company certifying the results of any vote of the Company Stockholders with respect to the approval or disapproval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and the regulations promulgated thereunder;

(xvi)    a certificate from the Company that meets the requirements of Treasury Regulation Section 1.897-2(h)(1), dated within thirty (30) calendar days prior to the Closing Date and in form and substance in a form reasonably satisfactory to Parent along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon Closing;

(xvii)   evidence of termination of all of the Company’s employees immediately prior to the Effective Time and evidence of payment of all severance amounts owed to such employees (including any Change in Control Payments), accompanied by releases, in form and substance satisfactory to Parent and Merger Sub, duly executed by all of the Company’s employees; and

(xviii)  evidence of termination of all Benefit Plans, effective no later than the last Business Day immediately preceding the Closing.

SECTION 3.11        Closing Deliveries by Parent and Merger Sub.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)        At Closing, Parent or Merger Sub shall deliver to the Paying Agent the Closing Date Total Cash Consideration, minus the Escrow Amount and minus the Administrative Expense Amount.

(b)        At the Closing, Parent or Merger Sub shall deliver to the Shareholders’ Representative:

  (i)        counterparts of the Escrow Agreement, duly executed by Parent and the Escrow Agent;

  (ii)       counterparts of the Paying Agent Agreement, duly executed by Parent and the Paying Agent;

  (iii)      a certificate of the Secretary or an Assistant Secretary of Parent certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement and the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

  (iv)      a certificate executed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent certifying the satisfaction of the conditions set forth in Section 8.01(a) and (b); and

  (v)       evidence of the transfer to the Company, prior to the Effective Time, of an amount equal to the Change in Control Payments pursuant to Section 6.20 hereof.

(c)        At the Closing, Parent shall deliver or cause to be delivered the Escrow Amount and the Administrative Expense Amount to the Escrow Agent, in accordance with the Escrow Agreement and Section 3.02.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule, which identifies exceptions by specific section and subsection references, the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date):

SECTION 4.01        Identity; Organization and Qualification.

(a)        Section 4.01(a) of the Company Disclosure Schedule sets forth the jurisdiction of organization, incorporation or formation of the Company and the names of the directors and officers (or members of similar governing bodies), together with their titles, of the Company.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)        The Company is an Entity duly organized, incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, incorporation or formation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted, and to perform its obligations under all of its Contracts. The Company has not been dissolved and is not in the process of being dissolved by any corporate resolutions or other action by its directors (or members of similar governing bodies) or equity holders, any Governmental Authority, or by the occurrence of any event or otherwise. Section 4.01(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified, licensed or admitted to do business and separately lists each other state, province or country in which the Company owns, uses, licenses or leases its assets or properties, conducts business, has employees or engages independent contractors. The Company is duly qualified, licensed or admitted to do business as a foreign corporation, or otherwise, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or admission necessary.

(c)        The Company has no Subsidiaries; and the Company does not own, beneficially or otherwise, any Equity Participation in any other Entity. The Company has not, at any time, been a general partner of, or has been responsible or liable for any of the debts or other obligations of, any Entity.

SECTION 4.02        Organizational Documents.  The Company has delivered to Parent accurate and complete copies of: (a) its Amended and Restated Certificate of Incorporation, and its Bylaws, including all amendments thereto (the “Organizational Documents”); (b) the stock or Equity Participation records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors or similar governing body of the Company and all committees of the board of directors or similar governing body of the Company. Section 4.02 of the Company Disclosure Schedule sets forth each Person entrusted with the management, representation and audit of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors or similar governing body of the Company or any committee of the board of directors or similar governing body of the Company whose decisions are not fully reflected in such minutes or other records. Such Organizational Documents are in full force and effect and there has not been any violation of any of the provisions of the Company’s Organizational Documents. The Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders or board of directors or similar governing body or any committees thereof. The books of account, stock or other equity records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices. All of the foregoing books and records are in the possession of the Company or the Company’s legal counsel. The Company does not have any prior names, and since the date of its incorporation has not conducted business under any name other than the current name of the Company.

SECTION 4.03        Capitalization of the Company.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)        The authorized capital stock of the Company consists solely of 37,336,000 shares. As of the close of business on the date hereof, the Company had authorized 22,000,000 shares of Common Stock, of which, 3,685,710 shares were issued and outstanding (of which 1,580,372 shares were Company Restricted Stock), no shares were available for issuance pursuant to the Stock Plan, 1,314,290 shares were issuable upon exercise of Company Options outstanding as of such date, and 15,336,000 shares of Preferred Stock. Of the shares of Preferred Stock: (i) 6,600,000 shares of Series A-1 Stock are authorized, of which 6,257,000 shares are issued and outstanding; and (ii) 8,736,000 shares of Series A-2 Stock are authorized, of which 8,666,820 shares are issued and outstanding.

(b)        Section 4.03(b) of the Company Disclosure Schedule sets forth (i) the number of shares of Common Stock that are issuable upon conversion of all shares of Preferred Stock, (ii) each outstanding Company Option, the number of shares of Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the name of the holder thereof, (iii) each outstanding Company Restricted Stock award, the number of shares of Common Stock subject thereto, the grant date, the vesting schedule thereof, and the name of the holder thereof, and (iv) each outstanding Warrant, the grant date, expiration date, exercise price and vesting schedule thereof and the name of the holder thereof. All of the outstanding shares of Company Capital Stock are, and all of the shares of Common Stock that may be issued upon conversion of the Preferred Stock or upon exercise of the Warrant or pursuant to outstanding Company Options or Company Restricted Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(c)        Except as reflected on the Transaction Schedule, there are no Equity Participations of the Company. Except for the Company Capital Stock, Company Options, Company Restricted Stock and the Warrant, there is no:

  (i)        Contract with respect to the issuance, sale or transfer of Equity Participations of the Company;

  (ii)       Contract with respect to the voting of any capital stock of the Company;

  (iii)      preemptive right, right of participation, right of maintenance or any similar right with respect to the Equity Participations of the Company;

  (iv)      Equity Participation of the Company that is subject to any right of first refusal or similar right; or

  (v)      Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Equity Participation of the Company.

(d)        There is no Contract requiring the Company to repurchase, redeem or otherwise acquire any Equity Participations of another Entity or to provide funds to, or make any

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

investment (in the form of a loan, capital contribution or otherwise) in, any Person. All outstanding Equity Participations of the Company have been issued and granted in compliance with (i) all applicable Laws and (ii) all requirements set forth in applicable Contracts of the issuer.

(e)        The Company has not repurchased, redeemed or otherwise reacquired any of its Equity Participations.

(f)        Each Company Option and each Company Restricted Stock award was granted under the Stock Plan. All Company Options and Company Restricted Stock awards are evidenced by stock option agreements and restricted stock award agreements, respectively, in the forms delivered or made available by the Company to Parent, other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting schedule and expiration date applicable thereto and, except for such differences, no stock option agreement or restricted stock award agreement contains material terms that are inconsistent with, or in addition to, such forms. Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) and any required stockholder approval by the necessary number of votes or written consents; such grant was made in accordance with the terms of the Stock Plan and all other applicable Laws. Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. All Company Options and Company Restricted Stock awards have been validly issued and properly approved by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company financial statements in accordance with GAAP. Each Company Option and each Company Restricted Stock award may, by its respective terms, be treated at the Effective Time as set forth in Section 2.05.

SECTION 4.04        Transaction Schedule.

(a)        Not more than five (5) Business Days nor fewer than two (2) Business Days before the Closing Date, the Company provided Parent with a written and detailed (by line item) certificate, in form and substance satisfactory to Parent, an updated Transaction Schedule, as defined in Section 4.04(b).

(b)        Section 4.04 of the Company Disclosure Schedule (the “Transaction Schedule”), sets forth the following, which information is true, complete and accurate, as of the date hereof and, as updated prior to the Closing:

  (i)        the name and the mailing address of each Shareholder;

  (ii)       the total amount of Change in Control Payments;

  (iii)      the total amount of Transaction Expenses;

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv)        the total amount of Net Working Capital; and

(v)        the total amount of Available Cash.

(vi)        with respect to each Shareholder, (A) the number and class or series of shares of Company Capital Stock held by such Shareholder; (B) the gross consideration payable to such Shareholder in respect of such shares of Company Capital Stock pursuant to Section 2.04(c)(i)(A) and (B), Section 2.04(c)(ii)(A) and (B) or Section 2.04(d)(i), as applicable; (C) the amounts to be deposited into the Escrow Fund as specified in Section 2.04(c)(i)(E), Section 2.04(c)(ii)(E) or Section 2.04(d)(iv), as applicable (the amount determined by subtracting the foregoing amounts specified in subclause (C) from the amounts specified in subclause (B) with respect to each Company stock certificate, the “Stock Closing Payment”); (D) the number of Fully Diluted Shares deemed held by the Shareholder on account of such Company Capital Stock immediately prior to the Effective Time; (E) the aggregate amount of withholding and other Taxes, if any, to be deducted pursuant to applicable Law from the amount set forth above in subclause (A); (F) the net consideration payable to such Shareholder at the Closing in respect of such shares of Company Capital Stock; and (G) if the shares of Company Capital Stock held by such Shareholder constitute “covered securities” under Section 6045(g)(3) of the Code, such Shareholder’s adjusted tax basis in such shares of Company Capital Stock, to the extent within the Company’s Knowledge;

(vii)        with respect to each Shareholder, (A) the date(s) of the issuance of Company Options held by such Shareholder; (B) the total number of shares of Common Stock subject to such Company Options; (C) the per share exercise price of such Company Options; (D) the date of expiration of such Company Options; (E) the gross consideration payable to the Shareholder in respect of such Company Options pursuant to Section 2.05(a)(i); (F) the amounts to be deposited into the Escrow Fund as specified in Section 2.05(a)(iv) (the amount determined by subtracting the foregoing amounts specified in subclause (F) from the amount specified in subclause (E) with respect to each Company Option, the “Option Closing Payment”); (G) the number of Fully Diluted Shares deemed held by the Shareholder on account of such Company Options, immediately prior to the Effective Time; (H) the aggregate amount of withholding and other Taxes, if any, to be deducted pursuant to applicable Law from the amount set forth above in subclause (E); and (I) the net cash consideration payable to the Shareholder in respect of such Company Options; and

(viii)        with respect to each Shareholder, (A) the total number of shares of Common Stock issuable upon conversion of the Preferred Shares subject to any Warrant; (B) the per share exercise price of such Warrant; (C) the gross consideration payable to the Shareholder in respect of such Warrant pursuant to Section 2.06(a); (D) the amount to be deposited into the Escrow Fund as specified in Section 2.06(d) (the amount determined by subtracting the foregoing amounts specified in subclause (D) from the amount specified in subclause (C) with respect to such Warrant, the “Warrant Closing Payment”); (E) the number of Fully Diluted Shares deemed held by the Shareholder on account of such Warrant, immediately prior to the Effective Time; (F) the aggregate amount of withholding and other Taxes, if any, to be deducted

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

pursuant to applicable Law from the amount set forth above in subclause (C); and (G) the net cash consideration payable to the Shareholder in respect of such Warrant.

  (c)        The calculations performed to compute the information reflected in the Transaction Schedule are, and will be, accurate and performed in accordance with the terms of this Agreement, the Organizational Documents and all other Contracts and instruments among the Company and the Shareholders.

  (d)        From and after the Closing, no Shareholder or any holder of Equity Participations of the Company will have the right to any consideration with respect to the Equity Participations of the Company, except as set forth in, or computed pursuant to, the Transaction Schedule. The Company has taken or prior to the Closing will take, all necessary and appropriate actions so that each share of Company Capital Stock, each Company Option, each Company Restricted Stock award and the Warrant will be treated in the Transaction in accordance with Article II and Article III.

SECTION 4.05        Authority Relative to Agreement.    The Company has all necessary power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for the Requisite Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceeding on the part of the Company or the Shareholders are necessary to authorize this Agreement or the Ancillary Documents to which the Company is a party or to consummate the Transactions. This Agreement and each Ancillary Document to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties to this Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles. The board of directors of the Company has unanimously determined that the Merger is in the best interests of the Company and the Company Stockholders, has approved, in accordance with Section 251 of the DGCL, this Agreement and declared its advisability, and has unanimously recommended that the Company Stockholders adopt this Agreement and approve each of the Transactions, including the Merger, and such approval has not been amended, rescinded or modified.

SECTION 4.06        No Conflict; Required Filings and Consents.

  (a)        The execution and delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party do not, and the performance by the Company of its obligations under this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the Transactions do not and will not: (i) conflict with, or result in any violation or breach of, any provision of the Organizational Documents of

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Company; (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, result in a Lien under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which the Company is a party or is otherwise bound; (iii) result in or give any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under any of the terms, conditions or provisions of any Contract to which the Company is a party; or (iv) conflict with or violate any Permit, concession, franchise, license or Law applicable to the Company or any of the properties or assets of the Company.

(b)        Except as may be required by the HSR Act, the execution and delivery by the Company of this Agreement and the other Ancillary Documents to which the Company is a party do not, and the performance of this Agreement and the other Ancillary Documents to which the Company is a party by the Company do not and will not, require any consent, approval, authorization or Permit of, or Order of, action by, filing with or notification to, any Governmental Authority, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Law to which the Company, or any asset owned or leased by the Company, is subject.

SECTION 4.07        Permits; Regulatory Compliance.

  (a)        The Company is, and has at all times been, acting or operated in material compliance with any Law or Order applicable to the Company and its assets and properties. The Company, or any Person acting on its behalf, has not (i) received any written notice, notification or communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with any provision of, any Law or Order applicable to the Company or its assets or properties, or (ii) filed or otherwise provided any notice, notification or communication to any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with any provision of any Law or Order applicable to the Company or its assets or properties.

  (b)        The Company is and has at all times been in possession of all Permits necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted, and as the same has been conducted or as it is now proposed to be conducted, in each case, in all material respects. A true and complete list of all such Permits is set forth on Section 4.07(b) of the Company Disclosure Schedule, and each such Permit is valid and in full force and effect, and accurate and complete copies of such Permits have been delivered to Parent. The Company or any Person acting on its behalf, is not and has not been in material conflict with, or in material default, breach or violation of any Permit of the Company to operate its business or by which any property or asset of the Company is bound. No suspension or cancellation of any Permit of the Company is pending or, to the Company’s Knowledge, threatened. The Company has not received any notice from any Governmental Authority regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any such Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. No Governmental Authority is

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

challenging or has challenged the right of the Company to own, lease or operate its properties or to carry on its business as the same has been conducted or as it is now proposed to be conducted.

  (c)        All material reports, certifications, declarations, or other technical documentation, applications, claims and notices required to be filed, maintained, or furnished to any Governmental Authority by the Company have been so filed, maintained or furnished. All applications, notifications, certifications, declarations, submissions, information, claims, reports, statistics, technical documentation, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit relating to the Products or the business of the Company, when submitted to the relevant Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the relevant Governmental Authority.

  (d)        All preclinical studies and clinical trials, and other studies and tests in respect of the Products that have been or are being conducted by or on behalf of the Company are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to applicable Health Care Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, and the Company has not received any written notices, correspondence or other communication from the FDA or any other Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company, requiring the termination, suspension or material modification of any clinical trials conducted by or on behalf of the Company, and to the Company’s Knowledge, there is no reason to believe that the FDA or any other Governmental Authority, clinical investigator, or institutional review board is considering such action.

  (e)        Neither the Company nor, to the Company’s Knowledge, any of its directors, officers, employees or agents is the subject of any pending or, to the Company’s Knowledge, threatened investigation in respect of the Company or a Product, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor, to the Company’s Knowledge, any of its directors, officers, employees or agents has been convicted of any crime or engaged in any conduct that would result in a debarment or exclusion (i) under 21 U.S.C. § 335a, or (ii) any similar Law. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Company’s Knowledge, threatened against the Company or any its directors, officers, employees or agents.

  (f)        The Company and, to the Company’s Knowledge, the manufacturer(s) which assists in the manufacture of the Products is, and at all times have been, in compliance with FDA’s registration and listing requirements to the extent required by applicable Health Care

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Laws, and the Products, if so required, has been manufactured in all material respects in accordance with all applicable Health Care Laws, including the provisions of the FDA’s good manufacturing practice requirements at 21 C.F.R. Parts 210-211 for pharmaceutical products sold in the United States, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

  (g)        Section 4.07(g) of the Company Disclosure Schedule lists all clinical trial investigatory sites for the Products.

  (h)        During the past two (2) years, to the Company’s Knowledge, no manufacturing site which assists in the manufacture of the Products has been subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice in writing of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or written notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Health Care Laws or Permits, and, to the Company’s Knowledge, neither the FDA nor any Governmental Authority is considering such action.

  (i)        There have been no Unexpected Adverse Drug Experiences, recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices in writing, safety alerts, field safety corrective actions or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Products (collectively, “Safety Notices”) during the past three (3) years. Section 4.07(i) of the Company Disclosure Schedule lists all of the following: (i) all such Safety Notices; (ii) the dates that such Safety Notices, if any, were resolved or closed; and (iii) to the Company’s Knowledge, any material complaints with respect to the Products that are currently unresolved. There have been no material product complaints with respect to the Products, and, to the Company’s Knowledge, there are no facts that would be reasonably likely to result in any of the following: (i) a material Safety Notice with respect to the Products; (ii) a change in the marketing classification or a material change in labeling of the Products; or (iii) a termination or suspension of marketing or testing of the Products.

  (j)        The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

  (k)        To the Company’s Knowledge, there is no pending, proposed or final Medicare national or local coverage determination that, if finalized, would restrict coverage for the Products.

SECTION 4.08        Financial Information; Books and Records.

  (a)        Section 4.08(a) of the Company Disclosure Schedule contains a true, correct and complete copy of the Financial Statements. The Company represents and warrants that:

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)        the Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto as delivered to Parent prior to the date hereof);

(ii)        the Financial Statements present fairly and accurately in all material respects the financial condition and operating results of the Company and its Subsidiaries (including, assets, liabilities, income, expenses and cash flows) as of the dates and during the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments will not be material in amount or significance; and

(iii)        the Financial Statements were prepared in accordance with the books of account and other financial records of the Company, which books of account and other financial records are accurate, complete and current in all material respects.

(b)        The relevant auditors have issued unqualified audit reports in respect of each of the Consolidated Financial Statements. There are no other communications of the auditors to the Company covering the periods reflected in the Financial Statements, other than those listed in Section 4.08(b) of the Company Disclosure Schedule. The Company has not withheld any information from the auditors, which, if disclosed would have caused the auditors to qualify their audit report or to refuse to issue their report with respect to any of the audited Consolidated Financial Statements. No auditor to the Company has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company.

(c)        The Company maintains adequate internal accounting controls that are reasonably designed to ensure that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management’s general or specific authorization; and (iv) accounts, notes, inventories and receivables are recorded accurately and appropriate action is taken with respect to any differences. There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. None of the Company nor any director or officer, nor, to the Knowledge of the Company, any employee, accountant or auditor of the Company, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices and procedures of the Company or its respective internal accounting controls.

(d)        The Company does not have any Liabilities (whether or not required to be reflected in Financial Statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Interim Balance Sheet and/or in notes to the Financial Statements; and (ii) normal and recurring current liabilities that have been incurred in the Ordinary Course of Business since December 31, 2010. No event has occurred, and, to the Company’s Knowledge, no circumstance or condition exists, that has

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

resulted in, or that will or would reasonably be expected to result in, any claim for indemnification or reimbursement by any employee of the Company (other than a claim for reimbursement by an employee, in the Ordinary Course of Business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by such employee in the course of performing such employee’s duties) pursuant to any of the following: (A) the terms of the Organizational Documents; (B) any indemnification agreement or other Contract between the Company and any employee; or (C) any applicable Laws.

SECTION 4.09        Bank Accounts; Payables and Suppliers; *** License Agreement.

(a)        Section 4.09(a) of the Company Disclosure Schedule sets forth the following: (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship; (ii) a true and complete list and description of each such account, box or relationship, indicating in each case the number of each account (including the passwords and the codes associated with each account) and the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto; and (iii) a list of each Equity Participation, debenture, note, mortgage, certificate or other assets, the name of the record and beneficial owner thereof, the location of such, the maturity date (if any) and any stock or bond powers or other authority for transfer granted with respect thereto.

(b)        All existing accounts receivable of the Company (including the accounts receivable reflected on the Interim Financial Statements that have not yet been collected and the accounts receivable that have arisen since the end of the most recent fiscal quarter and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business and (ii) are current and, to the Knowledge of the Company, will be collected in full, without any counterclaim or set-off.

(c)        Section 4.09(c) of the Company Disclosure Schedule sets forth a list of all outstanding loans and advances made by the Company to any stockholder, employee, director, consultant or independent contractor, other than advances made to employees, directors, consultants or independent contractors for business expenses in the Ordinary Course of Business.

(d)        Section 4.09(d) of the Company Disclosure Schedule sets forth an accurate and complete breakdown of amounts paid to each supplier that received more than $10,000 from the Company during the fiscal year ended December 31, 2010 and lists the amounts paid by the Company to each such supplier during such period. The Company has not received any written notice from any such supplier indicating that any such supplier identified on Section 4.09(d) of the Company Disclosure Schedule plans to cease dealing with the Company or may otherwise materially reduce the volume of business transacted by such supplier with the Company below historical levels.

(e)        The Company is in material compliance with all terms (including the payment of any amounts owed through the date hereof under the *** License Agreement) and

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

has not materially violated or breached, or committed any material default under, the *** License Agreement.

SECTION 4.10        Absence of Certain Changes or Events. Since May 31, 2011, the Company has operated its business in the Ordinary Course of Business and there has not been any Material Adverse Effect on the Company or its business. Without limiting the generality of the foregoing, since May 31, 2011, the Company has not:

(a)        experienced any material loss, damage or destruction to, or any material interruption in the use of, any of the assets the Company (whether or not covered by insurance);

(b)        amended any of the Organizational Documents, or effected or been a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(c)        except in respect of the distribution of Available Cash to the Shareholders as contemplated by this Agreement, declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

(d)        sold, issued or authorized the issuance of any Equity Participations (except for shares of Common Stock issued upon the exercise of Company Options outstanding on the date hereof);

(e)        formed any Subsidiary or acquired any Equity Participation in any other Entity;

(f)        incurred or entered into any Contract with respect to any Indebtedness or subjected any of its properties or assets to any Lien;

(g)        except as contemplated by this Agreement, amended or waived any of its rights under, or permitted the acceleration of vesting under, any of the following: (i) any provision of the Stock Plan or (ii) any provision of any agreement evidencing any outstanding Company Option or Company Restricted Stock award;

(h)        adopted, entered into, amended or terminated any Benefit Plan, collective bargaining agreement or any employment or other benefit Contract involving any of its current or former directors, officers, employees, consultants or other service providers, other than as may have been required by applicable Law;

(i)        except as set forth in Section 4.10(i) of the Disclosure Schedule, granted any increase in compensation or benefits, paid any bonus, granted or increased any change in control, retention, severance or termination compensation or benefits or otherwise changed any of the terms of employment or service for any of its directors, officers, employees, consultants or other service providers;

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(j)        except as set forth in Section 4.10(i) of the Disclosure Schedule, made any payment of any nature to any employee, director, officer, consultant or other service provider or Shareholder, other than compensation as an employee of the Company or the payment of benefits pursuant to a Benefit Plan, in each case payable in the Ordinary Course of Business;

(k)        except as contemplated by this Agreement and as set forth in Section 4.10(i) of the Disclosure Schedule, taken any action to accelerate the vesting or payment of, or to fund or in any other way secure the payment of, compensation or benefits under any employment or benefit Contract or Benefit Plan;

(l)        forgiven or canceled any Indebtedness owed to it or claims held by it, or waived or relinquished any right having a value in excess of $25,000 individually or $100,000 in the aggregate;

(m)      (i) acquired, leased or licensed any right or other asset from any other Person in excess of $25,000 individually or $100,000 in the aggregate; or (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person in excess of $25,000 individually or $100,000 in the aggregate, in each case except for the acquisition of supplies in the Ordinary Course of Business, the acquisition of capital assets subject to Section 4.10(n) below, the sale of products in the Ordinary Course of Business, or the disposal of obsolete equipment in the Ordinary Course of Business;

(n)        incurred a capital expenditure or made a commitment to incur a capital expenditure, exceeding $25,000 individually or $100,000 in the aggregate;

(o)        revalued any of its properties or assets (whether tangible or intangible), including writing down the value of inventory, written off accounts receivable as uncollectible, or established any extraordinary reserve with respect to any account receivable or other Indebtedness;

(p)        failed to pay its obligations or satisfy its Liabilities as the same have become due and payable or requested an extension for the payment of obligations or satisfaction of Liabilities that would have otherwise become due and payable;

(q)        sold its products outside of the Ordinary Course of Business;

(r)        changed any of its methods of accounting or accounting practices in any respect, other than as required by GAAP;

(s)        changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, agreed or settled any claim or assessment in respect of Taxes, filed any amended Tax Return, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, surrendered any right to claim a Tax refund, or extended or waived the limitation period applicable to any claim or assessment in respect of Taxes;

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(t)        commenced or settled any Action or obtained Knowledge of the commencement, settlement, notice or threat of any Action against the Company, or any reasonable basis for any of the foregoing;

(u)        changed or modified its credit, collection or payment policies, procedures or practices, including accelerating collections or receivables (whether or not past due) or failed to pay or delayed payment of payables or other Liabilities;

(v)        entered into any material transaction or taken any other material action outside the Ordinary Course of Business; or

(w)        agreed or committed to take any of the actions referred to in subclauses “(b)” through “(v)” above.

SECTION 4.11        Absence of Litigation.    Except as set forth in Section 4.11 of the Company Disclosure Schedule, there are no, and since June 17, 2009 there have not been any, Actions pending or, to the Company’s Knowledge, threatened against or affecting the Company (or pending or, to the Company’s Knowledge, threatened against or affecting any of the officers, directors or employees of the Company with respect to the business of the Company), or pending or threatened by the Company against any third-party, at law or in equity, or before or by any Governmental Authority (including Actions with respect to the transactions contemplated by the Transaction Documents), and, to the Company’s Knowledge, there is no valid basis for any of the foregoing. To the Company’s Knowledge, Company is not the subject of any governmental investigation or inquiry and, to the Company’s Knowledge, there is no valid basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other Governmental Authority. The Company is fully insured with respect to each of the matters set forth in Section 4.11 of the Company Disclosure Schedule. The Company has not threatened, initiated or taken any steps towards the commencement of any Action against any third-party.

SECTION 4.12        Employee Benefit Plans.

(a)        Section 4.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all Benefit Plans. Each Benefit Plan is in writing and the Company has delivered to Parent and Merger Sub a true and complete copy of each Benefit Plan (including all amendments and attachments thereto) and has delivered to Parent and Merger Sub a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed annual reports on IRS Form 5500 for each such Benefit Plan; (iv) the most recently received IRS determination or opinion letter for each such Benefit Plan; and (v) all filings made with any Governmental Authority, including, but not limited to, any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program. Except as provided for in this Agreement, the Company does not have any expressed or implied commitment, whether legally enforceable or not, to do any of the following: (A) to create or incur any Liability with respect to any other employee benefit plan, program or arrangement; (B) to enter into any Contract to provide

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

compensation or benefits to any individual; or (C) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by applicable Laws, including ERISA and the Code.

(b)        Except for the Stock Plan, the Company does not have a stock option, stock incentive, stock award, equity compensation or other plan pursuant to which the Company has granted Equity Participations.

(c)        Each Benefit Plan, employment agreement, or other contract, plan, program, agreement, or arrangement maintained by the Company that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance since January 1, 2005 and in material compliance since January 1, 2009, in each case, with Section 409A of the Code and the then applicable guidance issued by the Internal Revenue Service thereunder (together, the “409A Authorities”). No payment pursuant to any Benefit Plan or other arrangement to any “service provider” (as such term is defined under the 409A Authorities) would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise. All Company Options that have been granted to any person who is subject to taxation in the United States upon the exercise of the Company Options have been granted or issued at an exercise price equal to the fair market value of the underlying Common Stock at the date of grant or issuance, as determined in accordance with applicable Law, including, to the extent applicable, the 409A Authorities.

(d)        The Company has not at any time contributed to, participated in, maintained or sponsored, or has been required to contribute to or participate in, and no Benefit Plan is any of the following: (i) an employee pension benefit plan (within the meaning of Section 3(2) of ERISA), which is or has been subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur Liability under Section 4063, Section 4064, Section 4069 or Section 4212(c) of ERISA. None of the assets of the Company is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Code. Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, none of the Benefit Plans (A) provides for the payment of separation, severance, termination or similar-type benefits to any person; (B) obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction; or (C) obligates the Company to make any payment or provide any benefit as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law, the Company does not have any obligation for retiree or post-employment medical, disability or life insurance benefits to any current or former employee, officer or director of the Company under any Benefit Plan. With respect to any “group health plan” within the meaning of Section 5000(b)(1) of the Code, the Company has complied in all material respects with the following: (i) the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle I of ERISA

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and the regulations thereunder, and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

(e)        Each Benefit Plan is now and always has been maintained and operated in all material respects in accordance with its terms and the requirements of all applicable Laws. The Company has performed all material obligations required to be performed by it under, is not in default under or in violation, and has no Knowledge of any default or violation by any party to, any Benefit Plan. No Action is pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan (other than claims for benefits in the Ordinary Course of Business) and, to the Company’s Knowledge, no fact or event exists that could reasonably be expected to give rise to any such Action, including, any audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority. No non-exempt “prohibited transaction” (as defined in Sections 406 and 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Benefit Plan that would subject the Company to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA. With respect to the Benefit Plans, no event has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company could reasonably be expected to be subject to any material Liability (other than routine claims for benefits) under the terms thereof, or with respect thereto, or under any applicable Law.

(f)        Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter which has adversely affected or is likely to adversely affect such qualified or exempt status.

(g)        All employer or employee contributions, premiums or payments required by applicable Law or pursuant to the terms of any Benefit Plan to be made with respect to any Benefit Plan, have been timely paid in full, or, to the extent not yet due, have been accrued in accordance with the Interim Financial Statements. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the Company’s Knowledge, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(h)        There does not now exist, and, to the Company’s Knowledge, there are no circumstances that could reasonably be expected to result in, any Controlled Group Liability, as hereinafter defined, that would be a Liability of the Company following the Closing. For the purposes of this paragraph, “Controlled Group Liability” means any and all Liabilities, contingent or otherwise (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) result from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (v)

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under corresponding or similar provisions of foreign Laws or regulations, in each case, other than pursuant to any Benefit Plan.

  (i)        Except as set forth in Section 2.05 or in Section 4.12(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of transactions contemplated by this Agreement, will (either alone or in conjunction with any other event, whether contingent or otherwise) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit due to any Person, or result in any breach or violation of, or a default under, any Benefit Plan. Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, no amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) or by any of the Ancillary Documents, by any employee, officer, director or other service provider of the Company or any of its subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

  (j)        The Company has not sponsored, maintained, participated in, contributed to, and has not been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) that is subject to the Laws of any jurisdiction outside of the United States.

SECTION 4.13        Labor and Employment Matters.

  (a)        Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all employees of the Company, their current annualized base salary, their expected or target bonus to be paid in fiscal year ended December 31, 2011 and their state, province and country of employment.

  (b)        The Company is in compliance, in all material respects, with all contractual, legal, regulatory and other obligations relating to the employment of labor, including those related to wages, hours, immigration and naturalization, insurance coverage, Social Security, pension plans, data protection, Tax, prohibition of discrimination due to age, gender, race, national origin or disability, religion, occupational safety and health requirements and collective bargaining, WARN and any similar state or local “mass layoff” or “plant closing” Laws. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six (6) months prior to Closing.

  (c)        There are no claims relating to unfair labor practices or labor issues pending or, to the Company’s Knowledge, threatened between the Company and its employees or any trade union or any other similar organization.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

  (d)        There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Company’s Knowledge, threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s Knowledge, threatened with respect to the Company.

  (e)        The Company is not a party to any collective bargaining agreement or other labor union Contract applicable to persons employed by the Company, nor, to the Company’s Knowledge, are there any activities or proceedings of any labor union to organize any such employees.

  (f)        The Company has paid in full to all employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

  (g)        As of the date of this Agreement, none of the Company’s officers have indicated to the Company that they intend to terminate his or her relationship with the Company for any reason, including as a result of the transactions contemplated hereby.

  (h)        The Company has properly classified all individuals providing services to the Company as employees or non-employees for all relevant purposes.

SECTION 4.14        Real Property; Title to Assets.

  (a)        The Company does not own nor has it formerly owned any real property.

  (b)        Section 4.14(b) of the Company Disclosure Schedule sets forth a true and complete list each parcel of real property currently leased or subleased by the Company, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company in connection therewith and each amendment to any of the foregoing and all ancillary documents pertaining thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered to Parent. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s Knowledge, by the other party to such lease or sublease. Each parcel of real property leased by the Company is neither subject to any Order of a Governmental Authority to be sold nor is being condemned,

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expropriated or otherwise taken by any Governmental Authority, nor, to the Company’s Knowledge, has any such condemnation, expropriation or taking been proposed.

  (c)        The Lease Documents grant to the tenant thereunder the exclusive right to use and occupy the premises demised thereunder, and the Company has not entered into any lease or sublease granting any Person the right to occupy or use (or the option to exercise the right to occupy or use) all or any portion of such premises.

  (d)        Except with respect to Intellectual Property, the tangible and intangible assets used by the Company in the operation of its business:

    (i)        belong to or may be lawfully used by the Company, free and clear of any Lien, other than (A) Liens for current Taxes and assessments not yet past due; (B) inchoate mechanics’ and materialmen’s Liens for construction in progress; (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business; and (D) Liens and other imperfections of title and encumbrances that do not materially reduce the value of the asset subject thereto or impair its use by the Company; and

    (ii)        are sufficient for the continuation of the business of the Company after the Closing in substantially the same manner as it is currently conducted and as is now proposed to be conducted.

  (e)        The Company has taken all commercially reasonable efforts to maintain the rights of the Company to their material assets, whether tangible or intangible.

  (f)        The tangible assets owned or used by the Company are in good operating condition and repair taking into account normal wear and tear.

  (g)        There has been no termination of, or, to the Company’s Knowledge, threat to terminate, the right of the Company to use or possess any of its assets, whether tangible or intangible, that are necessary for the continuation of the business of the Company.

SECTION 4.15        Intellectual Property.

  (a)        Section 4.15(a) of the Company Disclosure Schedule accurately and completely sets forth:

    (i)        in Section 4.15(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in the Company IP; (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP or Proprietary Name and the nature of such ownership interest;

    (ii)        in Section 4.15(a)(ii) of the Company Disclosure Schedule, each written Contract pursuant to which the Company has received or has been granted a license or

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

other right (other than an ownership interest) in or to any of the Company IP, including covenants-not-to-sue;

  (iii)        in Section 4.15(a)(iii) of the Company Disclosure Schedule, each written Contract pursuant to which any third-party has received or has been granted a license or other right (other than an ownership interest) in or to any of the Company IP, including covenants-not-to-sue; and

  (iv)        in Section 4.15(a)(iv) of the Company Disclosure Schedule, each Contract (excluding employee proprietary inventions and assignment agreements and any agreements pursuant to which an individual consultant or independent contractor performed services on a full-time basis on behalf of the Company while onsite at the Company’s facilities) pursuant to which any Intellectual Property was developed by the Company or by a third-party, including any Contract (excluding employee proprietary inventions and assignment agreements and any agreements pursuant to which an individual consultant or independent contractor performed services on a full-time basis on behalf the Company while onsite at the Company’s facilities) that expressly contemplates any of the following: (A) the development of any Company IP by such third-party, where the Company exclusively owns the Company IP; (B) the development of any Intellectual Property by the Company on behalf of such third-party, where the third-party exclusively or jointly owns the resulting Intellectual Property; or (C) the collaborative development of Intellectual Property by the Company and such third-party; and

  (v)        in Section 4.15(a)(v) of the Company Disclosure Schedule, all Products that are in clinical development by the Company as of the Effective Date of this Agreement.

(b)       Except for Material IP Contracts expressly identified in Section 4.15(b) of the Company Disclosure Schedule, the Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any material way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world. The Company has not transferred any portion of ownership of any Company IP to any third-party, or permitted any trade secrets within the Company IP to enter the public domain or, with respect to any Company IP for which the Company has submitted an application or obtained a registration, to lapse (other than through the expiration of an item of Registered IP at the end of its maximum statutory term or except as listed as abandoned or expired in Section 4.15(a)(i) of the Company Disclosure Schedule). Except for Material IP Contracts expressly identified in Section 4.15(b) of the Company Disclosure Schedule, the Company does not have an explicit or implied legal obligation, absolute or contingent, to any other Person to license, sell, transfer or assign any of the Company IP. The Company has not granted, assigned, or transferred to any third party any license, right (whether or not currently exercisable), or interest, in, to, or under any Company IP or Product, under any of the Material IP Contracts other than the *** License Agreement, except for a license for the limited purpose of conducting the services requested by the Company to be conducted by such third party in such Material IP Contract, and no current or former consultant or independent contractor of the Company has any license, right (whether or not currently exercisable), or interest, or to the Company’s Knowledge

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

claim, to or in any Company Owned IP or Product. The Company is not obligated to make any payments to any third party under any of the Material IP Contracts other than the *** License Agreement, other than the obligation to pay fees (excluding, for clarity, royalty and milestone payments) for the services rendered under such Material IP Contracts.

(c)        Except for Material IP Contracts expressly identified in Section 4.15(b) of the Company Disclosure Schedule, the Company exclusively owns all right, title and interest to and in, or has a valid and enforceable right to use, assign, transfer, and otherwise exploit, the Company IP (other than Company IP set forth in Section 4.15(c) of the Company Disclosure Schedule as being subject to the ownership interest of another Person) free and clear of any Lien. Without limiting the generality of the foregoing, except as set forth in Section 4.15(c) of the Company Disclosure Schedule:

  (i)        each Person who is or was an employee, consultant or independent contractor of the Company and who is or was involved in the creation or development of any Company Owned IP, or who is or was named as an inventor on any patent application filed or owned by the Company, has signed one or more valid and enforceable agreements containing an irrevocable assignment of that Person’s rights in Intellectual Property to the Company for which such Person is or was an employee, consultant or independent contractor, and confidentiality provisions protecting the Company Owned IP, and, to the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company: (A) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party (including academic or medical institutions) by virtue of such employee, consultant or independent contractor being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (B) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted, or is obligated to assign or otherwise grant, to any third-party any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work;

  (ii)        no current or former employee, consultant or independent contractor of the Company has any license, right (whether or not currently exercisable), or interest, or to the Company’s Knowledge, claim, to or in any Company Owned IP;

  (iii)        to the Company’s Knowledge, no current or former employee, consultant, or independent contractor who has performed services onsite at the Company’s facilities for the Company is in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality, where the cause or nature of the breach arises out of the performance of any services related to the development of any Company Owned IP by such employee, consultant, or independent contractor on behalf of the Company;

  (iv)        no funding, facilities or personnel of any Governmental Authority or any university or other educational institution were used to develop or create, in whole or in

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

part, any Company IP, and no funding from any Person (other than funds received in consideration for purchase of the capital stock of the Company) was used in the development of the Company IP. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company Stockholders, who was involved in, or who contributed to, the creation or development of any Company IP, was employed by or has performed services for any government, university, college or other educational or medical institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company; and

(v)        except for Material IP Contracts expressly identified in Section 4.15(c)(v) of the Company Disclosure Schedule, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP to any other Person, other than the Company.

(d)      The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all confidential or non-public information included in the Company IP (“Confidential IP Information”). All use, disclosure or appropriation of Confidential IP Information by or to a third-party has been pursuant to the terms of a written Contract between the Company and such third-party that requires such third-party to maintain the confidentiality of such Confidential IP Information. To the Company’s Knowledge, all use, disclosure or appropriation of Confidential IP Information not owned by the Company has been pursuant to the terms of a written Contract between the Company and the owner of such Confidential IP Information, or is otherwise lawful. All current and former employees, independent contractors, consultants, and agents of the Company having access to Confidential IP Information or proprietary information of any of its respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential IP Information or proprietary information (in the case of proprietary information of the customers and business partners of the Company, to the extent required by such customers and business partners). Without limiting the foregoing, to the Company’s Knowledge (i) no employee, independent contractor, consultant, or agent of the Company has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the business; and (ii) no employee, independent contractor, consultant or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Company IP. Except for Material IP Contracts expressly identified in Section 4.15(d) of the Company Disclosure Schedule, the Company is not obligated to provide any consideration (whether financial or otherwise) or account to any third-party with respect to any exercise of rights by the Company, or any successor to the Company, in any Company IP or, to the Company’s Knowledge, Product.

(e)        To the Company’s Knowledge, all rights in Intellectual Property sufficient to conduct the business of the Company as currently conducted and as is now proposed to be conducted, including the manufacture, use, sale, offer for sale, importation, and exploitation of V-101 worldwide, are either (i) owned by the Company or (ii) licensed to the Company pursuant

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to the Contracts listed in Section 4.15(a)(ii) of the Company Disclosure Schedule. To the Company’s Knowledge, to the extent that any third-party Intellectual Property is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of the Products, the Company has a written agreement with such third-party pursuant to which the Company either (A) has obtained ownership of, and is the exclusive owner of, such Intellectual Property or (B) has obtained licenses to such third-party Intellectual Property sufficient for the conduct of the business of the Company as currently conducted and as is now proposed to be conducted, and such agreements are listed in Section 4.15(e) of the Company Disclosure Schedule. Without limiting the generality of the foregoing, V-101 is covered by one or more Valid Claims.

(f)        To the Company’s Knowledge, each item of Registered IP and each Proprietary Name in the Company IP is valid, subsisting and enforceable (or in the case of applications, applied for) in all material respects. All actions reasonably necessary to maintain and protect the Company IP in all material respects have been taken, including payment of applicable registration, maintenance and renewal fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required). To the Company’s Knowledge, all patents and patent applications within the Company IP list the correct inventorship. All material documents, recordations and certificates in connection with such Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or non-U.S. jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered IP. Section 4.15(f) of the Company Disclosure Schedule includes a true and complete list of all material actions that must be taken within 120 calendar days of the date hereof with respect to any of the Registered IP. To the Company’s Knowledge, the Company has complied in all material respects with all applicable notice and marking requirements for the Registered IP. No inequitable conduct has been committed in the prosecution of any patent applications or patents in any Registered IP, and no material information was withheld from any entity requiring disclosure of such information during prosecution of such patent applications or patents. Without limiting the generality of the foregoing, (i) each item of Registered IP is in material compliance with applicable Law, and all filings, payments and other actions required to be made or taken to maintain each item of Registered IP in full force and effect have been made by the applicable deadline, except as listed as abandoned or expired in Section 4.15(a)(i) of the Company Disclosure Schedule and (ii) the Company has delivered to Parent complete and accurate copies of all applications, material correspondence and other material documents related to each such item of Registered IP referenced in Section 4.15(f)(i).

(g)        Neither the execution, delivery or performance of this Agreement or any of the Ancillary Documents nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or assert: (i) a loss of, or Lien on, any Company IP, or any Company IP to cease to be valid and enforceable rights of the Company; (ii) the release, disclosure or delivery of any Company IP by any escrow agent or to any other Person; (iii) the grant, assignment or transfer to any other Person of any license or other material right or interest, such as an ownership interest or

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

covenant-not-to-sue, under, in or to any of the Company IP; (iv) that Company is in breach of any Material IP Contract; (v) that such Person has obtained rights under any of the Company IP or that Parent or Merger Sub will be obligated to pay any royalties or other amounts to any third-party in excess of those payable by Company prior to the Closing; or (vi) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company IP, or impair the right of the Company or Parent to use, possess, sell or license any Company IP or portion thereof. Following the Closing, Parent will be permitted to cause to be exercised all of the rights of the Company under the Company IP to the same extent the Company would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay. Except for Material IP Contracts expressly identified in Section 4.15(d) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company IP by the Company, and the consummation of the transactions contemplated by this Agreement will not result in any such royalties, honoraria, fees or other payments being payable by Parent. Following the Closing, except for any payment obligations expressly identified in Section 4.15(g) of the Company Disclosure Schedule, all Company IP will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third-party.

(h)      To the Company’s Knowledge, (i) no Person has infringed, misappropriated, or otherwise violated any Company IP and (ii) no Person is currently infringing, misappropriating or otherwise violating any Company IP.

(i)      To the Company’s Knowledge, the Company, and the use of Company IP, and/or the making, using, selling, offering to sale and importing of Products, including V-101, has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any rights in Intellectual Property of any other Person. Without limiting the generality of the foregoing:

(i)      no Action for infringement or misappropriation is pending or, to the Company’s Knowledge, threatened against the Company with respect to Company IP;

(ii)        to the Company’s Knowledge, no Action for infringement or misappropriation relating to the Company IP is pending or threatened against any licensee, customer, vendor or supplier of the Company who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Action;

(iii)        the Company has not received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of another Person by the Company or any of the Company’s employees, consultants, or independent contractors;

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv)        Except as set forth in Section 4.15(i)(iv) of the Company Disclosure Schedule, to the Company’s Knowledge, no Action relating to the Company IP is, or would reasonably be believed to be, pending or threatened challenging the scope, ownership, validity, or enforceability of the Company IP, and, none of the Company IP is subject to any pending or threatened outstanding Order, stipulation, proceeding, or notification, including any pending interference, opposition, cancellation, reissue, reexamination, or other challenge or adversarial proceeding, restricting in any manner the use, transfer, or licensing by the Company of any Company IP, or which may affect the validity, use or enforceability of any Company IP;

(v)        Except for Material IP Contracts expressly identified in Section 4.15(i)(v) of the Company Disclosure Schedule, none of the Company IP is subject to any Contract restricting in any manner the use, transfer, or licensing by the Company of any Company IP, or which may affect the validity, use or enforceability of any Company IP;

(vi)      the Company has not sought or received any written opinion of counsel regarding any intellectual property right of a third-party or the infringement of any third-party intellectual property;

(vii)     to the Company’s Knowledge, there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any of the Products or the operation of the business of the Company is infringing or has infringed on or misappropriated any Intellectual Property of any third-party; and

(viii)    to the Company’s Knowledge, no Proprietary Name owned by the Company conflicts with any Proprietary Name owned, used or applied for by any other Person in any jurisdiction where the Company currently markets or promotes or presently plans to market or promote, through the use of such Proprietary Name, any of the Products.

(j)        Except for Material IP Contracts expressly identified in Section 4.15(j) of the Company Disclosure Schedule, the Company is not bound by any Contract to indemnify, hold harmless or reimburse any other Person with respect to, or has assumed, pursuant to any Contract any existing or potential Liability of another Person for, any infringement of Intellectual Property, misappropriation or similar claim.

SECTION 4.16        Taxes.

(a)        Filing of Tax Returns.  The Company has duly and timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)        Unpaid Taxes. The unpaid Taxes of the Company did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since the date of the Interim Financial Statements, the Company has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)        Audits, Investigations or Claims. No deficiencies for Taxes with respect to the Company has been claimed, proposed or assessed by a Governmental Authority. There are no pending or, to the Company’s Knowledge, threatened (in writing) audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Company, and there are no matters under discussion with any Governmental Authority with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns of the Company for all open tax years, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to Taxes of any type. The Company has not waived any statute of limitations that are currently in effect with respect to Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, either of which would have a continuing effect after the Closing Date, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of Company to act on behalf of such Company, respectively) with respect to any Taxes of any Company is currently in effect.

(d)        Liens. There are no Liens for Taxes (other than current Taxes not yet due and payable) on any of the assets or properties of the Company.

(e)        No Withholding. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third-party.

(f)        Other Entity Liability. The Company does not have any Liability for the Taxes of any other Person (other than the Company) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign Law), or as a transferee, by Contract, or otherwise. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes.

(g)        Tax Sharing Agreements. There are no Tax sharing agreements or similar arrangements (including indemnity arrangements), excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes (“Tax Sharing Agreements”) with respect to or involving the Company, and, after the Closing Date, the Company shall not be bound by any such Tax Sharing Agreements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(h)        Spin-Offs. The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code, and no stock of the Company has been distributed in a transaction satisfying the requirements of Section 355 of the Code.

(i)        Tax Elections.  The Company has not (i) agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) made an election to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax–exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iv) made or will make a consent dividend election under Section 565 of the Code; (v) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(j)        Partnerships, Single Member LLCs, CFCs, PHCs, and PFICs.  The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes; (ii) does not own a single member limited liability company which is treated as a disregarded entity; (iii) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law), and (v) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k)        Tax Shelters.  The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulation Section 1.6011-4(b). If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Code Section 6662, then it either (x) believes that it has substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(l)        Net Operating Losses.  To the Company’s Knowledge, there are no limitations on the utilization of the net operating losses of the Company under Section 382 or 384 of the Code (or any similar provision of state, local, or foreign Law) or the separate return limitation year rules under the consolidated return provisions of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 4.17        Environmental Matters.  The Company is not in violation of, and has not violated, any Environmental Law. None of the properties currently leased or operated by the Company (including soils and surface and ground waters) is or has been contaminated with any Hazardous Substance as a result of releases of Hazardous Substances by the Company or, to the

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Company’s Knowledge, is or has been contaminated with any Hazardous Substance as a result of releases of Hazardous Substances by any Person. The Company is not actually liable for any off-site contamination by Hazardous Substances as a result of releases of Hazardous Substances by the Company, nor to the Company’s Knowledge, is there any basis for any such Liability. There is no site to which the Company has transported or arranged for the transport of Hazardous Substances which, to the Company’s Knowledge, is or may become the subject of any environmental action. The Company is not actually liable under any Environmental Law (including pending or, to the Company’s Knowledge, threatened Liens) as a result of releases of Hazardous Substances by the Company, nor, to the Company’s Knowledge, is there any basis for any such Liability. The Company has all material Permits required under any Environmental Law (“Environmental Permits”) for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing. The Company has always been and is in compliance in all material respects with its Environmental Permits. Neither the execution of this Agreement nor the consummation of the Transactions will require the Company to undertake any investigation, remediation or other action with respect to Hazardous Substances.

SECTION 4.18        Material Contracts.

(a)        Section 4.18 of the Company Disclosure Schedule sets forth the following types of Contracts to which the Company is a party (such Contracts being the “Material Contracts”):

  (i)        each Contract, whether or not made in the Ordinary Course of Business, that contemplates an exchange of consideration with a value of more than $50,000, in the aggregate, over the term of such Contract;

  (ii)       all Contracts evidencing Indebtedness;

  (iii)      all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

  (iv)      all Contracts (other than Contracts evidencing Company Options, Company Restricted Stock or the Warrant) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any Equity Participations of the Company, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Participations of the Company, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any Equity Participations;

  (v)      all exclusive distribution Contracts to which the Company is a party;

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vi)     all leases of real property leased for the use or benefit of the Company and all leases of personal property involving annual payments by the Company in excess of $50,000;

(vii)    all Contracts pursuant to which the Company obtains from any third-party the right to manufacture any product;

(viii)   all Contracts pursuant to which the Company grants to any third-party the right to manufacture any Product;

(ix)     all distributor, dealer, reseller, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party and any other Contract that compensates any Person based on any sales by the Company;

(x)      each employment, consulting, severance or change in control agreement or any other Contract (A) relating to the employment of, or the performance of services by, any employee, director, consultant or other service provider of the Company, (B) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee, director, consultant or other service provider, or which otherwise modifies the at-will relationship with an employee, or (C) pursuant to which the Company is or may become obligated to make any bonus or similar payment (whether in the form of cash, stock or other securities, but excluding payments constituting base salary and sales commissions) to any current or former employee, director, consultant or other service provider;

(xi)      each Contract that provides for the indemnification of any Person;

(xii)     all Contracts with any Governmental Authority to which the Company is a party;

(xiii)    all Contracts imposing any restriction on the right or ability of the Company to do any of the following: (A) to compete with, or solicit any customer of, any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(xiv)     all Contracts that, by virtue of the change in control resulting from the completion of the Transactions, require consent or contain any clause that would trigger adverse consequences for Parent or Merger Sub or the Company;

(xv)      all Contracts that result in any Person holding a power of attorney from the Company;

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

  (xvi)     all Contracts related to professional services rendered to the Company in connection with this Agreement; and

  (xvii)    all Contracts relating to the design, development, testing, manufacture, or clinical trials (including pre- and post-marketing trials) relating to the Products.

  (xviii)   all other Contracts, whether or not made in the Ordinary Course of Business, which are material to the Company.

(b)        Each Material Contract is valid, existing, and, to the Company’s Knowledge, is enforceable against the parties thereto, in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors generally and to general equity principles.

(c)        The Company has not materially violated or breached, or committed any material default under, any Material Contract, and, to the Company’s Knowledge, no other party to a Material Contract has materially violated or breached, or committed any material default under, any Material Contract.

(d)        No event has occurred, and, to the Company’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to do any of the following: (A) result in a violation or breach of any of the provisions of any Material Contract; (B) give any party to a Material Contract the right to accelerate the maturity or performance of any Material Contract; or (C) give any party to a Material Contract the right to cancel, terminate or materially modify any Material Contract. No Material Contract gives any counterparty to the Company the right to terminate such Contract without cause.

(e)        The Company has not received any written notice regarding any unresolved issue that would constitute a violation or breach of, or default under, any Material Contract.

(f)        The Company has not waived any of its rights under any Material Contract. The Company has delivered to Parent true and complete copies of all Material Contracts.

SECTION 4.19        Insurance.

(a)        Section 4.19(a) of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies under which the Company has been an insured, the named insured or otherwise the principal beneficiary of coverage at any time within the past two (2) years showing each of the following: (i) the names of the insurer, the principal insured and each named insured; (ii) the policy number; (iii) the period, scope and amount of coverage; (iv) the premium charged; and (v) a current, complete and accurate list of all insurance claims notified

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

during the two (2) years preceding the date of this Agreement. Pursuant to such insurance policies:

(i)        all assets of the Company that are of an insurable nature are fully insured to their full replacement value against all risks normally insured against;

(ii)       the Company is and has at all times been adequately covered against all legal Liability and risks normally insured against (including Liability to employees or third parties for personal injury or loss or damage to property, product liability and loss of profit);

(iii)      the insurance is sufficient for compliance with applicable Law and for compliance with any obligation under any Contract to which the Company is a party; and

(iv)      the insurance is provided by established, reputable and nationally recognized insurers.

(b)      All material insurable risks the of Company regarding its business are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company is engaged.

(c)      With respect to such insurance policies: (i) each policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect; and (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

(d)      There has been no circumstance or breach of any terms, conditions, representations or warranties under any of the insurance policies or under applicable Law that would entitle insurers to decline to pay all or any part of any claim made under the policies. The Company has paid all premiums when due and has otherwise performed all of its respective obligations under all insurance policies. No insurer has threatened to terminate any of the insurance policies, to reduce the scope of the insurance or to materially increase the premiums owed. The Company has given notice to the insurers of all claims that may be insured under the insurance policies. The insurance policies will continue to be in full force and effect following the closing of the Transaction and will not terminate or lapse by reason of the Transactions.

SECTION 4.20        Certain Business Practices.      Neither the Company nor, to the Company’s Knowledge, any of its respective directors, officers, or employees (in their capacity as directors, officers, or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company’s business; (b) directly or indirectly, paid or delivered any fee, commission or other

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under any applicable Laws of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Company, or given any other consideration to any such customer or supplier in respect of the Company’s business that violates applicable Law in any material respect.

SECTION 4.21        Interested-Party Transactions.

(a)        No Related Party has or has had any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company (other than as a result of its ownership of Company Capital Stock).

(b)        No Related Party is or has been, indebted to the Company.

(c)        No Related Party is competing, or has at any time competed, with the Company.

(d)        No Related Party has any claim or right against the Company (other than as a result of its ownership interest in Company Capital Stock).

(e)        Except for the *** License, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving the Company (other than as a result of its ownership interest in Company Capital Stock or Company Option, or employment or consulting services rendered to the Company), including an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell or an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services.

SECTION 4.22        Reserved.

SECTION 4.23        Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.24        Approval by Stockholders.

(a)        The sole required approval of the Company Stockholders of this Agreement and the Transactions is the Requisite Stockholder Approval. The Stockholders’ Written Consent has been executed by the Requisite Stockholder Approval and will be sufficient to authorize and approve the Merger pursuant to the Certificate of Incorporation and the DGCL.

(b)        No Company Stockholders have exercised any applicable rights of appraisal under the DGCL with respect to the Merger or delivered notice to the Company of any intention to exercise such rights.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)        The documents, materials and notices (collectively, the “Disclosure Materials”) prepared or to be prepared by the Company pursuant to the DGCL, the Certificate of Incorporation or otherwise in connection with obtaining the approval by the Company Stockholders of this Agreement and the Transactions and providing the required notices thereof or otherwise relating to the transactions contemplated by this Agreement comply or, when prepared by the Company and distributed to the stockholders of the Company, will comply with the DGCL and the Certificate of Incorporation and will not, at the time of distribution of the Disclosure Materials or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Stockholder Written Consent which has become false or misleading.

SECTION 4.25        Disclosure.  This Agreement (including the Company Disclosure Schedule) does not, and none of the certificates or the other Contracts delivered to Parent or Merger Sub in connection with the Transactions will, (a) contain any representation or warranty of the Company or, to the Company’s Knowledge, a Shareholder or information regarding the Company or the Products or, to the Company’s Knowledge, regarding a Shareholder that is false or misleading with respect to any material fact, or (b) omit to state any material fact regarding the Company or the Products or, to the Company’s Knowledge, regarding a Shareholder necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represents and warrant to the Company that:

SECTION 5.01        Corporate Organization.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

SECTION 5.02        Authority Relative to This Agreement.    Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Other than the adoption by Parent of this Agreement (following its execution) in Parent’s capacity as the sole stockholder of Merger Sub, this Agreement and the Ancillary Documents to which Parent or Merger Sub is a party and the performance by Parent or Merger Sub, as the case may be, of its obligations hereunder and thereunder have been duly authorized by all requisite action on the part of Parent and Merger Sub. This Agreement and the Ancillary Documents to which Parent or Merger Sub is a party have been duly executed and delivered by Parent or Merger Sub, as the case may be, and,

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

assuming this Agreement and such Ancillary Documents constitute the valid and binding obligation of the other parties hereto and thereto, constitute the legal, valid and binding obligations of Parent and Merger Sub (to the extent they are a party thereto), enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles.

SECTION 5.03        No Conflict; Required Filings and Consents.

(a)        Neither the execution and delivery of this Agreement nor the other Ancillary Documents to which Parent or Merger Sub is a party by Parent or Merger Sub (as the case may be), nor the consummation by Parent or Merger Sub of the Transactions will (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, result in a Lien under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract of Parent or Merger Sub; or (iii) conflict with or violate any Permit, concession, franchise, license or Law applicable to Parent or Merger Sub or any of their properties or assets, except, with respect to subclauses “(ii)” and “(iii),” for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions.

(b)        No Order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Ancillary Documents to which Parent or Merger Sub is a party or the consummation by Parent or Merger Sub of the Transactions.

SECTION 5.04        Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 5.05        Financing.    At the Closing, either Parent or Merger Sub will have available the funds necessary to deliver the Closing Date Total Cash Consideration (excluding, for purposes of this Section 5.05 only, the Available Cash) and the Escrow Amount and to pay all fees and expenses of Parent and Merger Sub in connection with the Transactions. Subsequent to the Closing, Parent will have available the funds necessary to pay all of Development Milestones and the Sales Earnouts, in accordance with this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01        Information Rights.

(a)        From the date hereof until the Closing, the Company shall:

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)        deliver to Parent no less than five (5) calendar days prior to any joint development meeting scheduled pursuant to Section 6.02(a) hereof, a report for the preceding quarter detailing all Product development activities during the applicable period, and shall include: (A) a copy of all reports, submissions, notifications, schedules and other documents filed, published, announced or received by the Company pursuant to applicable Laws; (B) a record and summary of all contacts with FDA, ethics committees, sites/investigators; (C) all clinical trial data, protocols and clinical trial agreements, information communications and notes relating to clinical trials, or related activities; (D) any correspondence with the FDA or any analogous foreign governmental authority, any taxing authority, the U.S. Patent and Trademark Office or any analogous foreign governmental authority; and (E) all Unexpected Adverse Drug Experiences reportable to investigators and ethics committees and all other Safety Notices; and

(ii)       deliver to Parent as soon as practicable, but in any event within five (5) Business Days, the following: (A) a record of any FDA or other Governmental Authority contact regarding an inspection, inquiry or communication concerning the Products, and copies of any associated correspondence; (B) notice of any Safety Notice or other material adverse development regarding a Product and a copy of any associated correspondence; and (C) any presentation, report or other communication provided to any director of the Company relating to the development of any Products.

(b)      Parent will hold any information obtained pursuant to this Section 6.01 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement (it being understood that Parent shall be permitted to disclose such information to the extent required by applicable Law or the rules of any applicable securities exchange). No investigation made by Parent or its representatives hereunder shall affect the representations and warranties of the Company hereunder or under the Agreement; provided, however, Parent shall notify the Company if any such investigation shall have revealed a material inaccuracy in or material breach of any representation or warranty or a material breach of a covenant; provided, further, that the delivery of any notice pursuant to this Section 6.01(b) shall not (i) limit or otherwise affect the representations or warranties, or the conditions to the obligations, of the Company, (ii) cure any breach of, or noncompliance with, any other provision of this Agreement by the Company, or (iii) limit or otherwise affect the remedies of Parent hereunder.

(c)      Notwithstanding any disclosure requirements of the Company set forth in this Article VI, the Company shall not be obligated to disclose to Parent any proprietary information to the extent such disclosure would, or would be reasonably expected to, violate any contractual obligation of the Company or would cause the Company to waive the attorney-client privilege; provided, however, that the Company: (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver; (ii) shall provide to Parent all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information); (iii) at the request of Parent, shall cooperate with Parent and use its commercially reasonable efforts to obtain the consent or waiver of any third party to the disclosure in full of all such information to Parent; and (iv) shall enter into such effective and appropriate joint-defense agreements or other protective

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

arrangements as may be reasonably requested by Parent in order that all such information may be provided to Parent without causing such violation or waiver.

SECTION 6.02        Joint Development Meetings; Regulatory Findings.

(a)        To facilitate transfer of information under Section 6.01 and provide Parent the opportunity to comment on the ongoing development of Products, including V-101, Parent and the Company agree to meet at least twice per month. Such meetings shall include representatives from each of Parent and the Company. Such meetings shall cover the following: (A) the development of Products, including scientific publications, clinical development, product safety and safety reporting, regulatory applications, regulatory labeling and correspondence; (B) the preparation of any Regulatory Filings; and (C) in the case of each of clauses (A) and (B) of this Section 6.02(a), an overview of any discussions of such matters with third-party advisors or related advisory board meetings, to the extent that any such discussion or meeting is reasonably likely to materially influence the development of V-101. The Parties may mutually agree to cancel any individual meeting or meetings. Any and all confidential information exchanged under any such meeting shall be deemed to be confidential information and shall by subject to the terms and conditions of Section 6.07.

(b)        The Company shall deliver or make available to Parent a complete copy of any Regulatory Filings as soon as practicable, but in any event within five (5) Business Days prior to the date of submission to any Regulatory Authority for Parent’s review and comment; provided that where the timeline imposed by the Regulatory Authority to make a Regulatory Filing does not reasonably permit the Company to provide a Regulatory filing with such five (5)-Business Day period, such period may be shortened to a period that provides Parent a reasonable opportunity to review and comment on the Regulatory Filing. In the event Parent has comments or recommendations regarding the draft Regulatory Filing, the Company shall make available upon reasonable advance notice and during normal business hours its employees and agents to Parent for the purpose of discussing the comments and recommendations. The Company shall reasonably consider incorporating Parent’s proposed modifications to a Regulatory Filing. Parent shall pay all reasonable costs associated with its review of any Regulatory Filings pursuant to this Section 6.02(b).

SECTION 6.03        Indemnification of Officers and Directors.

(a)        Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current directors and officers of the Company and certain stockholders of the Company (the “Company Indemnified Persons”), as provided in the Company’s certificate of incorporation and bylaws or the indemnification agreements identified in Section 6.03 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms for at least six (6) years following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by applicable Law; provided, however, that neither Parent nor the Surviving Corporation shall be under any obligation to cause or permit any of such Company Indemnified

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Persons to be indemnified with respect to any act, omission or other matter relating to any facts or circumstances with respect to which any Parent Indemnified Party is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to Article IX.

(b)        Parent shall purchase a prepaid directors’ and officers’ liability insurance policy for events that shall have occurred prior to the Effective Time, that shall provide the maximum amount of coverage for a cost not to exceed 200% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $10,000, and that shall remain in effect for a period of six (6) years after the Effective Time, covering those persons that have served as directors and officers of the Company prior to the Effective Time who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy.

(c)        The provisions of this Section 6.03 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each director and officer of the Company and his or her heirs and personal representatives.

SECTION 6.04        Conduct of Business by the Company.

(a)        During the period from the date of this Agreement to the Closing, except as set forth in Section 6.04 of the Company Disclosure Schedule, as consented to in writing in advance by Parent (which consent may be granted or withheld in Parent’s sole discretion), or as otherwise permitted by this Section 6.04, the Company shall carry on its business in the Ordinary Course of Business and shall use commercially reasonable efforts to carry on such business in compliance with all applicable Laws and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be impaired at the Closing. In addition to, and without limiting the generality of, the foregoing, during the period from the date of this Agreement to the Closing, except as otherwise set forth in Section 6.04 of the Company Disclosure Schedule or as consented to in writing in advance by Parent (which consent may be granted or withheld in Parent’s sole discretion), the Company shall not:

(i)         (A) except in respect of the distribution of Available Cash to the Shareholders as contemplated by this Agreement, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)        (A) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Participations or any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such securities, including

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

pursuant to Contracts as in effect on the date hereof (other than the issuance of Common Stock upon the exercise of Company Options outstanding on the date hereof or upon the exercise of the Warrant, in each case, in accordance with their terms on the date hereof); or (B) amend the terms or change the period of exercisability of any Company Securities, or purchase, repurchase, redeem or otherwise acquire any Company Securities.

(iii)       amend its Organizational Documents as may be required by applicable Law (and in such event, only after providing five (5) calendar days prior notice of such amendment, including a copy of the proposed amendment, to Parent);

(iv)       directly or indirectly acquire (A) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person; or (B) any asset or assets except for new capital expenditures, which shall be subject to the limitations of Section 6.04(a)(vii) below, and except for purchases of Product raw materials or supplies in the Ordinary Course of Business;

(v)        (A) sell, lease, license, leaseback or otherwise subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations); or (B) enter into, modify or amend any lease of real property;

(vi)       (A) incur any Indebtedness, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; (B) fail to satisfy its obligations and Liabilities when they come due in the Ordinary Course of Business; or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

(vii)      except in the Ordinary Course of Business, make any new capital expenditure or expenditures, other than those which, individually, are less than or equal to $25,000 or, in the aggregate, are less than or equal to $100,000;

(viii)     except in the Ordinary Course of Business and as required by any applicable Law or for those capital expenditures permitted under Section 6.04(a)(vii), (A) pay, discharge, settle or satisfy any Action; (B) cancel any Indebtedness owed to the Company; (C) waive or assign any claims or rights; (D) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company is a party; or (E) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company is a party;

(ix)       except in the Ordinary Course of Business, (A) enter into any Contracts relating to research, clinical trial, development, distribution, sale, supply, license,

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

marketing, co-promotion or manufacturing by third parties of the Products, or the Company IP; or (B) initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) in or outside the United States;

(x)        except in the Ordinary Course of Business, enter into any Contract that would constitute a Material Contract or Material IP Contract or amend, modify or consent to the termination of any Material Contract or Material IP Contract or the Company’s rights thereunder, or waive, release or assign any rights or claims thereunder;

(xi)       except as permitted by Section 6.04(a)(xv), enter into any Contract with any Related Parties;

(xii)      enter into, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (A) adversely affect in any material respect the Company; (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement; or (C) prevent or materially delay the consummation of the Transactions;

(xiii)     enter into any Contract to the extent consummation of the Transactions or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company under, or require Parent to license or transfer any Company IP or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third-party under, or result in any material alteration of, any provision of such Contract;

(xiv)     sell, transfer or license to any Person or adversely amend or modify any rights to any Company IP;

(xv)      except as otherwise expressly permitted or contemplated by this Agreement or as required to ensure that any Benefit Plan is not then out of compliance with applicable Laws or to comply with any Contract or Benefit Plan entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore made available to Parent), (A) adopt, enter into, terminate or amend any collective bargaining agreement or Benefit Plan or any employment or benefit Contract involving the Company and any future, current or former director, officer, employee or consultant of the Company; (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to any current or former director, officer, employee or consultant of the Company; (C) pay to any current or former director, officer, employee or consultant of the Company any benefit or amount not required under any Benefit Plan; (D) grant or pay (other

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

than as required pursuant to the terms of the Benefit Plans listed in Section 4.12(a) of the Company Disclosure Schedule and taken into account in the determining the amount of Change in Control Payments) any change in control, severance or termination compensation or benefits to, or increase in any manner the change in control, severance or termination compensation or benefits of, any current or former director, officer, employee or consultant of the Company; (E) grant any awards under the Stock Plan or any other Benefit Plan (including the grant of Company Options, Company Restricted Stock, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any employment or benefit agreements, Benefit Plan or agreements or awards made thereunder); (F) amend or modify any Company Option or Company Restricted Stock award; (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employment or benefit Contract or Benefit Plan; or (H) except as required by this Agreement with respect to the Company Options and Company Restricted Stock, take any action to accelerate the vesting or time of payment of any compensation or benefit under any employment or benefit Contract or Benefit Plan;

  (xvi)        fail to pay obligations or satisfy Liabilities as the same become due and payable or request an extension for the payment of obligations or satisfaction of Liabilities that would have otherwise become due and payable;

  (xvii)        commence an Action other than (A) for the routine collection of bills; or (B) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such Action;

  (xviii)        except as required by GAAP or accounting methods, principles or practices required under applicable accounting rules or any applicable Law, revalue any material assets of the Company or make any change in any material respect in accounting methods, principles or practices (including for tax purposes);

  (xix)        change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, agree or settle any claim or assessment in respect of Taxes, file any amended Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a material Tax refund, or extend or waive the limitation period applicable to any claim or assessment in respect of Taxes;

  (xx)        take any action that would result in a breach of the representations or warranties in Article IV hereof; or

  (xxi)        authorize any of, or commit or agree to take any of the foregoing actions.

(b)        The Company shall: (i) diligently conduct and complete all research development activities with respect to the Products in compliance with all applicable Laws;

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) to the extent the Company has the right to (and is exercising such rights), diligently prosecute or otherwise enforce its rights under any Material IP Contract; and (iii) keep in force all Company IP by paying any maintenance fees or taxes or responding to any actions.

(c)        Subject to the terms and conditions of this Agreement, the Company shall cooperate fully with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to promote the development and commercialization of the Product.

SECTION 6.05        Notice to Stockholders; Meeting of Stockholders.

(a)        In accordance with and in satisfaction of the requirements of Sections 228 and 262 of the DGCL, the Company covenants and agrees to cause a written notice to be delivered no later than four (4) Business Days following the date hereof to each stockholder of the Company who does not execute the Stockholders’ Written Consent and to deliver any additional notice or other information to the stockholders of the Company as may be required by the DGCL. The Company shall cause to be delivered to each holder of Preferred Stock any notices relating to this Agreement and the Merger required by the Certificate of Incorporation.

(b)        The Company agrees to use its reasonable best efforts to cause all stockholders of the Company that have not previously executed the Stockholders’ Written Consent to adopt this Agreement and approve the Merger by executing and joining the Stockholders’ Written Consent. The Company shall provide the stockholders of the Company with such Disclosure Materials as shall be required by applicable Law.

(c)        The Company shall submit to Parent the form of any written notice and other Disclosure Materials to be transmitted to stockholders pursuant to paragraphs (a) and (b) above prior to delivery thereof to the stockholders and shall not transmit to its stockholders any such notice or Disclosure Material to which Parent reasonably objects.

(d)        Upon the written request of Parent, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of approving the Merger and adopting this Agreement and, in connection therewith, shall deliver to its stockholders all Disclosure Materials required by applicable Law. The Company shall, through its board of directors, recommend to the stockholders adoption of this Agreement at the Stockholders’ Meeting and shall solicit the approval and adoption of this Agreement by the requisite number of stockholders as required by the Certification of Incorporation and the DGCL.

SECTION 6.06        Access to Information. Subject to the Confidentiality Agreement, during the period from the date of this Agreement until the Closing, upon reasonable advance notice and during normal business hours, the Company shall cause the Company’s managers, officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of Parent and Merger Sub reasonable access, during normal business hours, to the offices,

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

properties, plants, other facilities, books and records of the Company and to those managers, officers, directors, employees, agents, accountants and counsel of the Company who are familiar with the affairs of the Company; and (b) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of Parent and Merger Sub such additional financial and operating data and other information regarding the assets, liabilities and goodwill of the Company (or legible copies thereof) as Parent or Merger Sub may from time to time reasonably request, including financial statements prepared in accordance with GAAP covering the period from the date of its most recent audited financial statement to the date of the Closing.

SECTION 6.07        Confidentiality.

(a)        The Company agrees to, and shall cause its officers, directors, employees, Affiliates, attorneys, investment bankers, financial advisers, and agents (its “Representatives”) to: (i) treat and hold as confidential (and not disclose or provide access to any Person) all information relating to trade secrets, processes, unpublished patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant Contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company; (ii) in the event that the Company or any such Representative becomes legally compelled to disclose any such information, provide Parent and Merger Sub with prompt written notice of such requirement so that Parent or Merger Sub may seek a protective Order or other remedy or waive compliance with this Section 6.07; (iii) in the event that such protective Order or other remedy is not obtained, or Parent or Merger Sub waives compliance with this Section 6.07, furnish only that portion of such confidential information that is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information; and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Parent or Merger Sub any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Company or any of its Representatives and destroy any and all additional copies of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Company, and the agents, representatives, Affiliates, employees, officers directors or managers of the Company; and provided further, that, with respect to Company IP, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Company IP, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

(b)        The Parties acknowledge that the Company and Parent have previously executed the Non-Disclosure Agreement dated August 10, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each of Parent and the Company will hold, and will cause its

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Representatives to hold any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(c)        Unless otherwise required by applicable Law, the Shareholders’ Representative agrees that it and its Representatives shall hold in confidence all Confidential Information (as defined in the Confidentiality Agreement) as if the Shareholders’ Representative were a party thereto.

SECTION 6.08        Authorizations; Notices and Consents.

(a)        The Company shall use all commercially reasonable efforts to provide all notices and obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Documents, cooperate fully with Parent and Merger Sub in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)        The Company shall give promptly such notices to third parties and use all commercially reasonable efforts to obtain such third-party consents and estoppel certificates as Parent or Merger Sub may reasonably deem necessary or desirable in connection with the Transactions, including obtaining such third-party consents necessary for the assignment of certain Contracts.

(c)        If any objections are asserted with respect to the transaction contemplated by this Agreement under the HSR Act, or if any suit is instituted (or threatened to be instituted) by the FTC, the antitrust division of the DOJ or any other Governmental Entity or any third-party challenging any of the transactions contemplated by this Agreement, or which would otherwise prohibit or materially impair or materially delay such transaction, each of Parent and the Company shall use all commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of such transactions; provided, however, that notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall have any obligation to commit to any divestitures, licenses, hold separate arrangements or similar actions, including conditions affecting business operations or practices, on its own behalf or on behalf of any shareholder or Affiliate.

SECTION 6.09        Notice of Developments.    From the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent and the Company shall promptly advise the other party in writing of (a) any event or circumstance that would reasonably be expected to result in any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect so as to cause the Closing condition set forth in Section 8.01 or Section 8.02, respectively, to fail to be satisfied, (b) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time, (c) with respect to the Company, any change or event having, or which is reasonably likely to have, a Material Adverse Effect or (d) with respect to the Company, any notice or other communication

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Company Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties or the Shareholders under this Agreement.

SECTION 6.10        No Solicitation.

(a)        Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 11.01, the Company shall not take nor shall the Company permit any of the Company’s Representatives to take (directly or indirectly) any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, facilitate or encourage any proposal or offer from, or participate or engage in or conduct any discussions or negotiations with, any Person relating to any inquiry, contact, offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company (a “Competing Proposed Transaction”); (ii) provide any information with respect to the Company or its business to any Person other than Parent, relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company; (iii) approve or agree to or enter into a Contract with any Person other than Parent providing for a Business Combination with the Company; (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company other than the Business Combination with Parent contemplated by this Agreement and the Ancillary Documents; or (iv) authorize or permit any of the Company’s Representatives to take any such action.

(b)        The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if (after this Agreement is signed and delivered by the Company and prior to the Effective Time or the earlier termination of this Agreement in accordance with Section 11.01) the Company receives any offer or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Company shall immediately notify Parent thereof and provide Parent with the details thereof, including the identity of the Person or Persons making such offer, proposal, inquiry or contact and shall keep Parent fully informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Representatives set forth in Section 6.10(a).

(c)        Each of the Company and Parent acknowledge that this Section 6.10 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

stockholders of the Company in the Merger or (ii) a failure to induce Parent to enter into this Agreement.

SECTION 6.11        Use of Intellectual Property.

(a)        Insofar as the Shareholders are bound by this Agreement, from and after the Closing, the registered trademarks and registered domain names of Section 4.15 of the Company Disclosure Schedule and all similar or related Proprietary Names and logos shall be owned by the Company, and neither the Shareholders nor any of their Affiliates shall have any rights in such Proprietary Names or logos and neither the Shareholders nor any of their Affiliates will contest the ownership or validity of any rights of Parent, Merger Sub, the Company or any Subsidiary of the Company in or to such Proprietary Names.

(b)        From and after the Closing, neither the Shareholders nor any of their Affiliates shall use any of the Company IP.

SECTION 6.12        Transaction Schedule.    At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent the updated Transaction Schedule pursuant to Section 4.04(a).

SECTION 6.13        Termination of the Stock Plan.    Unless otherwise requested by Parent prior to the Closing, the Company shall take all actions reasonably necessary to terminate the Stock Plan prior to the Closing, and no further Company Options, Company Restricted Stock or other rights with respect to Shares shall be granted thereunder.

SECTION 6.14        Termination of 401(k) Plan and Benefits Plans.    The Company shall take all actions reasonably necessary to terminate any and all Benefit Plans, including any Benefit Plan intended to qualify under Section 401(k) of the Code, effective not later than the last Business Day immediately preceding the Closing.

SECTION 6.15        Delivery of Financial Statements; Cooperation in Preparing Pro Forma Financial Statements.    From the date hereof until the Closing, the Company will deliver to Parent, not later than five (5) calendar days after the end of each calendar month, an unaudited, consolidated balance sheet as of the end of such month and an unaudited, consolidated statement of income and stockholders’ equity for such month. The Company covenants and agrees that such financial statements and the notes thereto, if any, shall be complete and accurate in all material respects and fairly present in all material respects the financial condition of the Company on a consolidated basis at the respective dates thereof and the consolidated results of its operations for the respective months then ended, and shall be prepared in accordance with the books and records of the Company in conformity with GAAP, consistently applied with the financial statements referred to in Section 4.08, except for the omission of footnotes and normal, immaterial year-end adjustments. The Company agrees to cooperate, and cause its accountants to cooperate, at Parent’s expense, in providing (a) historical financial information to Parent in a manner such that Parent shall be able to satisfy its filing obligations with the Securities and Exchange Commission and (b) any other information reasonably requested by Parent in order to

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

comply with the requirements of Rule 305 of Regulation S-X of the Securities Act of 1933, as amended.

SECTION 6.16        Stockholders’ Written Consent.    The Company shall use all commercially reasonable efforts to have the Stockholders’ Written Consent executed by one hundred percent (100%) of the voting power of the Company.

SECTION 6.17        Publicity.    Except as required for the pursuit of the third-party consents required by Section 8.02(f) consented to in writing in advance by Parent (which consent may be granted or withheld in Parent’s sole discretion), the Company shall not issue or cause the publication of any press release or other public announcement or disclosure to any third-party of the existence or any subject matter relating to, or terms and conditions of, this Agreement.

SECTION 6.18        Takeover Laws.    If any “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, the Company and its board of directors shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

SECTION 6.19        Section 280G of the Code.

(a)        Parent and the Company acknowledge that the consideration payable pursuant to this Agreement and certain other amounts which may be received by any Person in connection with the transactions contemplated by this Agreement may be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)). The Company shall obtain and deliver to Parent, prior to the solicitation of the requisite Company Stockholder approval described in Section 6.20(b), a Section 280G Waiver from each Person who is a “disqualified individual” (within the meaning of Section 280G), as determined immediately prior to the initiation of the solicitation of the requisite Company Stockholder approval described in Section 6.20(b), and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G in connection with the transactions contemplated by this Agreement, unless the requisite Company Stockholder approval of such parachute payments is obtained pursuant to Section 6.20(b).

(b)        As soon as practicable following the delivery by the Company to Parent of the Section 280G Waiver, the Company shall submit to the Company Stockholders for approval in accordance with Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a Section 280G Waiver, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company Stockholder vote was solicited in conformance with Section 280G, and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Company Stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Section 280G Waiver, such “parachute payments” shall not be made or provided.

(c)        The form of the Section 280G Waiver and any materials to be submitted to the Company Stockholders in connection with the Section 280G Approval (the “Section 280G Soliciting Materials”) shall be subject to review and approval by Parent. The Company will promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Section 280G Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

SECTION 6.20        Change in Control Payments.    Immediately prior to the Effective Time, Parent shall transfer to the Company’s account an amount equal to the Change in Control Payments, estimated, as of the date hereof to be $***.

SECTION 6.21        Further Action.    Each of the Parties hereto shall, whether prior to or after the Closing, use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Documents to which it is a party and consummate and make effective the Transactions.

ARTICLE VII

TAX MATTERS

SECTION 7.01        2010 Income Tax Returns.    The Company shall prepare or cause to be prepared and file or cause to be filed its federal, state and local income Tax Returns for the fiscal year ended December 31, 2010 (each a “2010 Tax Return”). If, on the date of execution of this Agreement, a 2010 Tax Return has not be filed, the Company shall, no later than the earlier of (a) the Closing Date, or (b) twenty (20) days prior to the due date (including extensions) for filing such 2010 Tax Return, deliver such 2010 Tax Return to Parent for its review, and the Company shall consider in good faith any comments from Parent with respect to such 2010 Tax Return which comments are received by the Company no later than ten (10) days prior to the filing date of such 2010 Tax Return; provided that if the due date (including extensions) for any 2010 Tax Returns is less than thirty (30) days after the date of execution of this Agreement, the Company shall provide such 2010 Tax Returns as soon as practicable and shall consider in good faith any timely comments from Parent with respect to such 2010 Tax Return.

SECTION 7.02        Tax Periods Ending on or before the Closing Date.    Except to the extent otherwise required under applicable Law, the Parties shall treat the taxable year of the Company as ending for all Tax purposes at the end of the day on the Closing Date. The Shareholders’ Representative shall prepare or cause to be prepared and file or cause to be timely filed all income and franchise Tax Returns for the Company for the Tax Period ending on the day of the Closing Date (each, a “ Final Pre-Closing Income Tax Return”). Unless otherwise

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

required by applicable law, the Shareholders’ Representative shall prepare such Final Pre-Closing Income Tax Returns in a manner consistent with the past practice of the Company. Each Final Pre-Closing Income Tax Return will be submitted to Parent for review and comment at least thirty (30) days prior to the due date of such Tax Return (including extensions) and the Shareholders’ Representative shall consider in good faith any reasonable comments made by Parent prior to the filing of such Tax Return. Parent shall prepare and timely file all other Tax Returns of the Company (each, a “Parent Prepared Tax Return”) that are due after the Closing Date with respect to any Pre-Closing Tax Period and any Straddle Period. Unless otherwise required by applicable law, Parent shall prepare such Parent Prepared Tax Returns in a manner consistent with the past practices of the Company. If the Shareholders may be liable under this Agreement for any Taxes due with respect to such Parent Prepared Tax Returns, Parent shall submit such Parent Prepared Tax Returns to the Shareholders’ Representative for his review and comment at least thirty (30) days prior to the due date of such Tax Return (including extensions) and Parent shall consider in good faith any reasonable comments made by the Shareholders’ Representative prior to the filing of such Tax Return.

SECTION 7.03       Reserved.

SECTION 7.04      Tax Cooperation.    Parent, the Company, the Shareholders’ Representative and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Shareholders’ Representative and the Shareholders agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority; (b) to deliver or make available to Parent, within sixty (60) calendar days after the Closing Date, copies of all such books and records; and (c) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company, the Shareholders’ Representative and the Shareholders, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Parent and the Shareholders’ Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

SECTION 7.05        Contest Provisions.    If, subsequent to the Closing, Parent or the Company receives notice of any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes (a “Tax Contest”) with respect to any Tax Return for any Pre-Closing Tax Period, then within fifteen (15) calendar days after receipt of such notice, the Parent

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall notify the Shareholders’ Representative of such notice; provided, however, any failure to so notify the Shareholders’ Representative of any Tax Contest shall not relieve the Shareholders of any Liability with respect to such Tax Contest except to the extent such party was actually prejudiced as a result thereof. The Shareholders’ Representative shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that if either (a) any of the issues raised in such Tax Contest could adversely impact the Taxes of the Company for a Post-Closing Tax Period or (b) the Shareholders are not reasonably expected to fully indemnify Parent Indemnified Parties pursuant to this Agreement for any Damages arising from such Tax Contest, then the Shareholders’ Representative and Parent shall control jointly the conduct and resolution of the portion of such Tax Contest which could have such an impact. If the Shareholders’ Representative shall have the right to control the conduct and resolution of such Tax Contest but elects in writing not to do so, then Parent shall have the right to control the conduct and resolution of such Tax Contest, provided that, Parent shall keep the Shareholders’ Representative informed of all developments on a timely basis and Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Shareholders’ indemnification obligations under this Agreement without Shareholders’ Representative written consent, which shall not be unreasonably withheld. Each party shall bear its own costs for participating in such Tax Contest.

SECTION 7.06        Amended Returns.    Except as otherwise required by applicable Law, Parent shall not, nor shall Parent cause or permit its Affiliates to, amend, re-file or otherwise modify any Tax Return of the Company for any Pre-Closing Tax Period or Straddle Period.

SECTION 7.07        Parent Actions.    Parent shall not make an election under Section 338 of the Code or any comparable provision in any other jurisdiction with respect to the purchase of the capital stock of the Company and the Company shall (and Parent shall cause the Company) not take any actions or engage in any transactions on the Closing Date other than actions or transactions that are in the Ordinary Course of Business.

SECTION 7.08        Transfer Taxes.    All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be split equally between the Shareholders, on the one hand, and the Parent, on the other hand, when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. The Shareholders shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Shareholders.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01        Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)        Each of the representations and warranties made by Parent and Merger Sub in Article V of this Agreement and in each of the other Ancillary Documents delivered to the Company in connection with the Transactions shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing as if made at the Closing, except that any representations or warranties qualified by materiality, “Material Adverse Effect”, “Knowledge” or an equivalent concept shall have been accurate as of the date of this Agreement, and shall be accurate as of the Closing as if made at the Closing;

(b)        All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

(c)        All necessary approvals of Governmental Authorities as may be required for the completion of the Transactions, including the possible requirement of filings, notifications or requests with relevant competition or merger control authorities, including the HSR Act, shall have been received, and, if any filing, notification or request for approval of a Governmental Authority is required under any applicable Law, any applicable waiting period shall have expired or any required approval thereunder shall have been received, in form and substance reasonably satisfactory to the Company;

(d)        No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall have been issued against the Company by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Company, the Shareholders or the Transactions that makes consummation of the Transactions by Shareholders illegal;

(e)        The Requisite Stockholder Approval shall have been obtained; and

(f)        Parent and Merger Sub shall have delivered or caused to be delivered all closing deliveries set forth in Section 3.11.

SECTION 8.02        Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)        Each of the representations and warranties of the Company set forth in Article IV, and in each of the other Ancillary Documents delivered to Parent or Merger Sub in connection with the Transactions: (i) shall have been accurate in all material respects as of the date of this Agreement; and (ii) shall be accurate in all material respects as of the Closing as if made at the Closing (except that any representation and warranty that is made exclusively as of, and that refers specifically to, a specified date need only have been accurate in all material respects as of such specified date); provided, however, that any representations or warranties qualified by materiality, “Material Adverse Effect”, “Knowledge” or an equivalent concept shall have been accurate as of the date of this Agreement, and shall be accurate as of the Closing as if

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

made at the Closing; provided, further, that nothing contained in this Section 8.02(a) shall affect a Parent Indemnified Party’s right to indemnification pursuant to Article IX if the Closing occurs;

(b)        Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

(c)        (i) This Agreement and the Merger shall have been duly adopted and approved by the Requisite Stockholder Approval in accordance with the DGCL, (ii) the time period during which holders of Company Capital Stock are entitled to deliver demands for appraisal to the Company pursuant to Section 262 of the DGCL shall have terminated and holders of more than two percent (2%) of the outstanding Company Capital Stock (assuming the conversion of all of the shares of Preferred Stock) shall not have delivered to the Company a demand for appraisal of their Company Capital Stock pursuant to Section 262 of the DGCL; and (iii) there shall have been delivered to Parent and Merger Sub a certificate confirming compliance with the foregoing requirements of this Section 8.02(c), dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer of the Company;

(d)        All necessary approvals of Governmental Authorities as may be required for the completion of the Transactions, shall have been received, and, if any filing, notification or request for approval of a Governmental Authority is required under any applicable Law, any applicable waiting period shall have expired or any required approval thereunder shall have been received, in form and substance reasonably satisfactory to Parent and Merger Sub;

(e)        No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal;

(f)        All approvals, waivers, ratifications or similar consents of a third-party listed on Schedule E shall have been obtained and shall be in full force and effect;

(g)        Since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(h)        There shall be no Action pending against Parent, Merger Sub or the Company or any of their respective Affiliates by any Governmental Authority or any Law enacted or deemed applicable (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Transactions; (ii) that would result in the Transactions being rescinded following consummation; (iii) seeking material damages in connection with the Transactions; (iv) seeking to prohibit or limit the exercise by Parent or Merger Sub of any material right pertaining to its ownership of Company Capital Stock; (v) seeking to compel the Company, Parent, Merger Sub or any Subsidiary of Parent to dispose of or hold separate any

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

material assets as a result of the Transactions; or (vi) seeking to impose any criminal sanctions or Liability on Parent, Merger Sub or the Company in connection with the Transactions;

(i)        No Person shall have (i) commenced, or shall have provided written notice to the Parent, the Company or any of their respective directors or officers that it intends to commence, an Action alleging, or (ii) provided written notice to the Parent, the Company or any of their respective directors or officers alleging, in each of (i) and (ii), that (A) any of the Products or Company IP presently embodied, or proposed to be embodied, in any of the Products or utilized in Company’s business, infringes or otherwise violates the Intellectual Property rights of such Person; (B) the Company does not own or have the right to exploit the Products or Company IP; or (C) any of the material Company IP is invalid or unenforceable, excluding any Intellectual Property prosecution matters from applicable Governmental Authorities;

(j)        The Company shall have delivered to Parent the Stockholders’ Written Consent executed by at least ninety five percent (95%) of the voting power of the Company;

(k)        The Company shall have delivered to Parent a General Release executed by each stockholder and each officer and director of the Company;

(l)        The Company shall have delivered to Parent an Indemnification Agreement executed by each Key Stockholder;

(m)        The Company shall have delivered to Parent a Non-Competition and Non-Solicitation Agreement executed by each Key Employee;

(n)        The Company shall have filed 2010 Tax Returns;

(o)        The Company shall have delivered the *** Good Standing Certificate executed by ***;

(p)        With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Person in connection with the transactions contemplated by this Agreement, (i) the Company shall have received and delivered to Parent a Section 280G Waiver from each Person receiving, or that is eligible to receive, a payment that may constitute a “parachute payment” under Section 280G prior to soliciting the Section 280G Approval and (ii) the Company Stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G, any such “parachute payments” or (B) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any Liabilities with respect to such “parachute payments. Each Section 280G Waiver shall be in effect not later than immediately prior to the Effective Time;

(q)        The Company shall have executed a letter, addressed to the FDA, conveying to Parent all rights, title and interest of the Company in Investigational New Drug

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Application number 107,983 for V-101, together with such other documentation as may be required by the FDA in order for Parent to attend the Company’s end of Phase II meeting with the FDA; and

(r)        The Shareholders and the Company shall have delivered or caused to be delivered all closing deliveries set forth in Section 3.10.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01        Survival of Representations and Warranties.

(a)        The representations, warranties covenants and agreements of the Company and the Shareholders’ Representative contained in this Agreement or in any document, certificate or other instrument required to be delivered hereunder in connection with the Transactions shall survive the Closing until the date that is eighteen (18) months after the Closing; provided, however, that (i) the representations and warranties made pursuant to Sections 4.03 (Capitalization), 4.05 (Authority Relative to the Agreement), 4.23 (Brokers) and 4.24(a) (Stockholder Approval) shall survive the Closing indefinitely; (ii) the representations and warranties contained in Sections 4.12 (Employee Benefit Plans), 4.13 (Labor and Employment Matters) and  4.16 (Taxes) shall survive closing until thirty (30) calendar days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof); and (iii) the representations and warranties contained in Section 4.15 (Intellectual Property) shall, with respect to any Intellectual Property used in or relating to the Products, survive the Closing until eighteen (18) months after the first commercial sale of Product(s) in the United States (following receipt of applicable regulatory approvals or clearances).

(b)        All representations, warranties, covenants and agreements of Parent and Merger Sub contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing.

(c)        All covenants and agreements of the Company, the Shareholders, the Shareholders’ Representative, Parent and Merger Sub contained herein shall survive the Closing in accordance with their respective terms.

(d)        If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent to the Shareholders’ Representative, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(e)        Notwithstanding anything to the contrary contained in Section 9.01(a), the limitations set forth in Section 9.01(a) shall not apply in the case of claims based upon fraud or intentional misrepresentation.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 9.02        Indemnification of Parent Indemnified Parties.      Each of the Shareholders who shall have approved the Merger shall be deemed to have agreed to indemnify, defend and hold harmless, severally and not jointly, the Parent Indemnified Parties from, against and in respect of, and to pay the Parent Indemnified Parties the amount of, any and all Damages that are directly or indirectly suffered or incurred by any of the Parent Indemnified Parties or to which any of the Parent Indemnified Parties may otherwise become directly or indirectly subject (regardless of whether or not such Damages relate to any Third-Party Claim), and that arise from or as a result of, or are directly or indirectly connected with any of the following (each a “Parent Claim”):

(a)        any misrepresentation or breach or failure of any representation or warranty made by the Company or the Shareholders’ Representative in this Agreement or in any schedule, document, certificate or other instrument required to be delivered by the Company or the Shareholders’ Representative under this Agreement to be true and correct in all respects as of the date hereof and as of the Closing (for purposes of this Agreement, each statement or other item of information set forth in the applicable Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement);

(b)        any breach or non-fulfillment of any covenant or agreement made or to be performed by the Shareholders, the Company or the Shareholders’ Representative in this Agreement or in any agreement or instrument entered into in connection with this Agreement;

(c)        any fraud or intentional misrepresentation or breach of this Agreement by a Shareholder, the Company or the Shareholders’ Representative in connection with the Transactions;

(d)        (i) any amounts that a Shareholder is entitled to receive in connection with the Merger pursuant to the Organizational Documents, a written or oral agreement with the Company, or any other Law, that is in excess of the amount indicated on the updated Transaction Schedule delivered to Parent prior to the Closing as the amount such Shareholder is entitled to receive in connection with the Merger; or (ii) any other inaccuracy in the Transaction Schedule;

(e)        any misrepresentation or breach, or failure of the Transaction Schedule to be true and correct in all respects; provided that any misrepresentation or breach as to Net Working Capital shall be indemnified solely pursuant to, and to the extent set forth in, Section 9.02(f); and

(f)        (i) any unpaid Taxes of the Company with respect to any Pre-Closing Tax Period and (ii) the unpaid Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor by Contract or otherwise, except, in each case, to the extent such Taxes were reflected in Net Working Capital included in the Transaction Schedule; provided, however, that any liability of the Company for Taxes resulting from the Company becoming a member of Parent’s consolidated group for federal income Tax purposes (or any similar provision of state, local or foreign Law) shall be excluded from the foregoing indemnity obligations.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 9.03        Indemnification of Shareholder Indemnified Parties.      Parent, Merger Sub and, following the Closing, the Surviving Corporation hereby agree to indemnify, defend and hold harmless, jointly and severally, each Shareholder Indemnified Party against and in respect of, and to pay the Shareholder Indemnified Parties the amount of, any and all Damages that are directly or indirectly suffered or incurred by any of the Shareholder Indemnified Parties or to which any of the Shareholder Indemnified Parties may otherwise become directly or indirectly subject (regardless of whether or not such Damages relate to any Third-Party Claim), and that arise from or as a result of, or are directly or indirectly connected with any of the following (each a “Shareholder Claim”):

(a)        any misrepresentation or breach or failure of any representation or warranty made by Parent or Merger Sub in this Agreement or in any document, certificate or other instrument required to be delivered by Parent or Merger Sub under this Agreement to be true and correct in all respects;

(b)        any breach or non-fulfillment of any covenant or agreement made or to be performed by Parent or Merger Sub in this Agreement or in any agreement or instrument entered into in connection with this Agreement; or

(c)        any fraud or intentional misrepresentation or breach of this Agreement by Parent or Merger Sub in connection with the Transactions.

SECTION 9.04        Damages of Company.      The Parties acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of Shareholders, the Company or the Shareholders’ Representative, then (without limiting any of the rights of the Company as a Parent Indemnified Party), Parent and Merger Sub shall also be deemed, by virtue of their ownership of the stock of the Company following the Closing, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being understood that any Damages suffered or incurred by the Company shall be recoverable under this Article IX by either Parent, Merger Sub or the Company); provided, however, that no such Damages shall be recoverable by any of the foregoing more than once with respect to the same Damage.

SECTION 9.05        Limits on Indemnification; Sole Remedy.

(a)        Except for Parent’s right of set-off pursuant to Section 2.08 and indemnification for any Special Claims (which shall be subject to the limitations set forth in the Indemnification Agreement), the sole and exclusive remedy of the Parent Indemnified Parties in respect of a Parent Claim shall be limited to recourse against the Escrow Fund and the aggregate amount of indemnification available hereunder shall be restricted to the amount available from time to time in the Escrow Fund; provided, however, that nothing contained in this Section 9.05(a) or elsewhere in this Agreement shall limit the rights of any Parent Indemnified Party to seek or obtain injunctive relief or any other equitable remedy to which such Parent Indemnified Party is otherwise entitled. Except as set forth in the immediately preceding

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

sentence and Section 9.06, the procedure for satisfaction of Parent Claims is set forth in the Escrow Agreement.

(b)        Except in the event of fraud or willful misconduct of the Company prior to the Effective Time, no Parent Indemnified Party shall be entitled to recover any Damages pursuant to Section 9.02(a) until such time as the total amount of all Damages otherwise indemnifiable pursuant to such Sections that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnified Parties, or to which any one or more of the Parent Indemnified Parties has or have otherwise become subject, exceeds $*** in the aggregate. Following such time as the cumulative amount of such Damages exceeds $*** in the aggregate, the Parent Indemnified Parties shall be entitled to recover all such Damages.

(c)        Except in the event of fraud or willful misconduct of the Company prior to the Effective Time, no Parent Indemnified Party shall be entitled to recover any Damages pursuant to Section 9.02(a) relating to Section *** ***; provided, however that the limitations contained in this Section 9.05(c) shall not apply to *** related to Section *** between the Parties.

SECTION 9.06        Notification of Certain Claims; Third-Party Claims.      Except as otherwise provided in Section 7.05:

(a)        If a Parent Indemnified Party is of the reasonable opinion that any Parent Claim has occurred or will occur, an authorized officer or representative of such Parent Indemnified Party, as applicable, may so notify the Shareholders’ Representative. Each such notice shall be in writing and shall describe with reasonable specificity, and to the extent known by the applicable Parent Indemnified Party, the nature of such Parent Claim and the amount of Damages related thereto.

(b)        If a Parent Indemnified Party shall receive notice of any Action (each, a “Third-Party Claim”) which may give rise to a claim for Damages under this Article IX, Parent will, promptly after receipt of notice of any such Action, audit, demand or assessment, notify the Shareholders’ Representative (or, in the event indemnification is being sought hereunder directly from a Shareholder, such Shareholder) of the commencement thereof. The failure to so notify the Shareholders’ Representative (or, in the event indemnification is being sought hereunder directly from a Shareholder, such Shareholder) of the commencement of any such Action will not relieve any Shareholder from liability in connection therewith, except to the extent that such failure materially and adversely affects the ability of such Shareholder to defend its interests in such Action. Parent shall have the right in its sole discretion to assume and control the defense or settlement of such Action; provided that the Shareholders’ Representative (or, in the event indemnification is being sought hereunder directly from a Shareholder, such Shareholder) and its counsel (at such party’s sole expense) may participate in (but not control the conduct of) the defense of such Action, provided further that, except with the reasonable consent of the Shareholders’ Representative (or, in the event indemnification is being sought hereunder directly

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

from a Shareholder, such Shareholder), no settlement of any such Action with third-party claimants shall be conclusively determinative of the amount of Damages relating to such matter. In the event that the Shareholders’ Representative has consented to any such settlement, the Shareholders shall have no power or authority to object under any provision of this Article IX to the amount of any such Parent Claim against the Escrow Amount, or against the Shareholders directly, as the case may be, with respect to such settlement. In the event Parent is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Shareholders’ Representative and the Shareholders shall cooperate with the Parent Indemnified Party in such defense and make available to Parent, at the Shareholders’ expense, all such witnesses, records, materials and information in the Shareholders’ Representatives’ or Shareholders’, as the case may be, possession or under the Shareholders’ Representatives’ or Shareholders’, as the case may be, control relating thereto as is reasonably required by Parent.

SECTION 9.07        Treatment of Adjustments.      The Shareholders, on the one hand, and Parent and Merger Sub, on the other hand, agree that all payments made by or on behalf of either of them to or for the benefit of the other (including any payments to the Company) under this Article IX shall be treated as adjustments to the consideration payable pursuant to this Agreement for Tax purposes and that such treatment shall govern for purposes hereof.

SECTION 9.08        No Right of Contribution from Parent, Merger Sub or the Company.      Each Shareholder waives, and acknowledges and agrees that such Shareholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Parent, Merger Sub or the Company, or any of their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors, for any indemnification claims asserted by any Parent Indemnified Parties in connection with any indemnification obligation or any other liability to which such Shareholder may become subject under or in connection with this Agreement, it being acknowledged and agreed that the representations, warranties, covenants and agreements of the Shareholders are solely for the benefit of the Parent Indemnified Parties.

SECTION 9.09        Investigation; No Company Recourse.      The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of the Shareholders, the Company or the Shareholders’ Representative in this Agreement, or any document, certificate or other instrument required to be delivered by the Shareholders, the Company or the Shareholders’ Representative under this Agreement shall not be affected by any investigation conducted by any Parent Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Parent Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE X

REPRESENTATIVE

SECTION 10.01        Appointment of the Shareholders’ Representative.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)      If this Agreement, the Ancillary Documents and the Transactions are approved by the Company Stockholders, effective upon such vote, and without any further act of any Company Stockholder, Neal Walker, M.D. is appointed as the true and lawful representative, agent, proxy, and attorney-in-fact for each Shareholder, with the obligations, duties, rights, powers and authority as set forth in this Article X (the “Shareholders’ Representative”). The power of attorney granted in this Section 10.01: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Shareholders’ Representative; and (iii) shall survive the dissolution, death or incapacity of each Shareholder.

(b)      If Neal Walker shall be unable to act as Shareholders’ Representative or shall resign his/her position, then Stephen Tullman shall be ipso facto appointed as Shareholders’ Representative and if he/she is unable to act as Shareholders’ Representative or shall resign his/her position, then Albert Cha shall be ipso facto appointed as Shareholders’ Representative.

(c)      Provided that there shall at all times be a substitute Shareholders’ Representative pursuant to the preceding paragraph (b) who is willing, able and ready to serve in such capacity, the Shareholders’ Representative may be removed and replaced upon delivery of written notice to the Surviving Corporation by Shareholders holding at least a [majority] of outstanding shares of Company Capital Stock (voting together as a single class on an as-if converted to Common Stock basis) immediately prior to the Effective Time.

(d)      The Shareholders’ Representative agrees to act as, and to undertake the duties and responsibilities of, such representative, agent, proxy and attorney-in-fact for and on behalf of each Shareholder. The Shareholders’ Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement and the Ancillary Documents and otherwise necessary for the consummation of the Transactions.

SECTION 10.02        Powers of the Shareholders’ Representative.

(a)      The Shareholders’ Representative shall have and may exercise all of the powers conferred upon him, her or it pursuant to this Agreement, the Escrow Agreement, and the Paying Agent Agreement, including:

(i)      The power to execute as Shareholders’ Representative this Agreement, the Ancillary Documents and any other agreement, document or instrument entered into or executed in connection with the Transactions;

(ii)      The power to give or receive any notice or instruction permitted or required under this Agreement or the Ancillary Documents, or any other agreement, document or instrument entered into or executed in connection herewith or therewith, to be given or received by any Shareholder, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Shareholder individually, as applicable), and to take any and all actions for and on behalf of the Shareholders, and each of them, under this Agreement, the Ancillary Documents or any other such agreement, document or instrument, including to amend, modify, cancel, extend, or waive

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the terms of this Agreement, any Ancillary Document or any other agreement, document or instrument entered into or executed in connection herewith or therewith;

(iii)        The power to (A) contest, negotiate, defend, compromise or settle any Actions for which a Parent Indemnified Party may be entitled to indemnification hereunder, (B) authorize payment to any Parent Indemnified Party of any of the Indemnification Escrow Amount, or any portion thereof, in satisfaction of any Parent Claims, (C) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders and awards of arbitrators with respect to such Parent Claims, (D) take any actions necessary to resolve any Parent Claims, (E) take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and (F) take or forego any or all actions permitted or required of any Shareholder or necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;

(iv)        The power to select, retain, hire and consult with legal counsel, independent public accountants and other experts selected by the Shareholders’ Representative, solely at the cost and expense of the Shareholders;

(v)        The power to review, negotiate, agree to and authorize any payments from the Escrow Fund in satisfaction of any payment obligation, in each case, on behalf of the Shareholders, as contemplated hereunder;

(vi)         The power to waive or amend any terms and conditions of this Agreement, the Escrow Agreement, or the Paying Agent Agreement, providing rights or benefits to the Shareholders (other than, if the Shareholders would be adversely affected by such waiver or amendment, the payment of the consideration payable to such Shareholders pursuant to Articles II and III of this Agreement in accordance with the terms hereof and in the manner provided herein, and the provisions of Article IX); and

(vii)      The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the Transactions or as the Shareholders’ Representative reasonably believes are in the best interests of Shareholders.

(b)      The Shareholders’ Representative represents and warrants to Parent and Merger Sub that:

(i)          The Shareholders’ Representative has all necessary power and authority to execute and deliver this Agreement, the Escrow Agreement, the Paying Agent Agreement, and any Ancillary Document to which Shareholders’ Representative is a party, and to carry out his, her or its obligations hereunder and thereunder;

(ii)        This Agreement has been duly executed and delivered by the Shareholders’ Representative and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes the valid and legally binding obligation of the

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Shareholders’ Representative, enforceable against the Shareholders’ Representative in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles; and

  (iii)        The Escrow Agreement and Paying Agent Agreement will be duly executed and delivered by the Shareholders’ Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by the other Parties hereto, will constitute a legal, valid and binding obligation of the Shareholders’ Representative, enforceable against the Shareholders’ Representative in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles.

SECTION 10.03        Shareholders’ Representative Discretion. Subject to the limitations of Section 10.02(a)(vi), the Shareholders’ Representative shall have the discretion to take such action as he, she or it shall reasonably determine to be in the best interest of all of the Shareholders; provided, however, that, in any event, all Shareholders are treated in substantially the same manner.

SECTION 10.04        Notices to Shareholders’ Representative.    Any notice given to the Shareholders’ Representative will constitute notice to each and all of the Shareholders at the time notice is given to the Shareholders’ Representative (other than notice to a Shareholder for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to such Shareholder individually, as applicable). Any action taken by, or notice or instruction received from, the Shareholders’ Representative will be deemed to be action by, or notice or instruction from, each and all of the Shareholders. Parent, Merger Sub and the Company may, and the Escrow Agent and Paying Agent will, disregard any notice or instruction received from any one or more individual Shareholders, other than the Shareholders’ Representative.

SECTION 10.05        Payment of Costs and Liability of Shareholders’ Representative.

  (a)        The Shareholders’ Representative shall not be personally liable as the Shareholders’ Representative to any Shareholder for any act done or omitted hereunder as Shareholders’ Representative or error in judgment, in each case while acting in good faith, except for any act done or omitted which represents gross negligence or willful misconduct. The Shareholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or failure to act on the part of the Shareholders’ Representative pursuant to such advice shall not subject the Shareholders’ Representative to Liability to any Shareholder. The Shareholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Shareholders’ Representative. Each of the Shareholders hereby severally, and not jointly, agrees to indemnify, defend and hold harmless the Shareholders’ Representative and any of its representatives and agents from and against any Damages or

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expenses incurred or paid by the Shareholders’ Representative arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties (except as caused by the Shareholders’ Representative’s fraud, bad faith, gross negligence or willful misconduct), including legal costs and expenses of defending the Shareholders’ Representative against any claim or Liability in connection with the performance of the Shareholders’ Representative’s duties under this Agreement, the Escrow Agreement, and the Paying Agent Agreement (“Shareholders’ Representative Costs”). Following the Closing, the Shareholders’ Representative shall be entitled to, at any time and from time to time, reimbursement from the Shareholders for the Shareholders’ Representative Costs. All of the indemnities, immunities and powers granted to the Shareholders’ Representative under this Agreement shall survive the termination of this Agreement.

(b)        In furtherance of the payment of Damages incurred by or on behalf of the Shareholders’ Representatives, the Shareholders’ Representative is hereby authorized and directed to (i) instruct the Paying Agent to place a portion of the Closing Date Total Cash consideration in the principal amount of $*** (*** dollars) (the “Administrative Expense Amount”) and a portion of each portion of the Escrow Amount that shall be released from time to time (an “Escrow Release”), each Development Milestone and each Sales Earnout in the principal amount of up to 0.25% (one-quarter of one percent) (as determined in the discretion of the Shareholders’ Representatives) of the applicable Escrow Release, Development Milestone or Sales Earnout, but (if so requested in the discretion of Shareholders’ Representative) no less than the amount then necessary to replenish the Administrative Expense Account to $*** (*** dollars) or such higher amount as the Shareholders’ Representative may deem necessary in his discretion, into an account established by and in the name of the Shareholders’ Representative (the “Administrative Expense Account”) and (ii) to reduce the Closing Date Total Cash Consideration and each Escrow Release, Development Milestone and Sales Earnout to be paid to the Shareholders by such amount. The Shareholders agree that, to the extent available, the Shareholders’ Representative shall be entitled to draw against the Administrative Expense Account at any time and from time to time as and when (A) the Shareholders’ Representative incurs any Damages indemnified by the Shareholders as set forth in this Article X, (B) any Damages are otherwise due under this Agreement and (C) necessary or appropriate to pay any costs and expenses reasonably incurred by the Shareholders’ Representative in the performance of his/her duties in accordance with this Agreement, including, without limitation, the fees and expenses of counsel retained by the Shareholders’ Representative. The Shareholders’ Representative shall be the administrator of the Administrative Expense Account and shall have sole and absolute authority over the Administrative Expense Account to pay all Damages incurred in accordance with this Article X.

Parent, Merger Sub, their respective Affiliates, the Escrow Agent and the Paying Agent shall be entitled to rely on the appointment of the Shareholders’ Representative and treat such Shareholders’ Representative as the duly appointed attorney-in-fact of each Shareholder and as having the duties, powers and authority provided for in this Agreement, the Escrow Agreement and the Paying Agent Agreement. Neither Parent, Merger Sub, their respective Affiliates (including after the Closing, the Company) nor the Escrow Agent or Paying Agent shall be liable

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to any Shareholder for any actions taken or omitted by them in reliance upon any instructions, notice, documents or other instruments delivered by the Shareholders’ Representative. No resignation of the Shareholders’ Representative shall become effective unless at least thirty (30) calendar days prior written notice of the replacement or resignation of such Shareholders’ Representative shall be provided to Parent, Merger Sub, the Escrow Agent and the Paying Agent. Parent, Merger Sub, their respective Affiliates (including after the Closing, the Company), the Escrow Agent and the Paying Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received.

ARTICLE XI

TERMINATION

SECTION 11.01        Termination Events.    This Agreement may be terminated prior to Closing:

  (a)        By the mutual written consent of Parent and the Company;

  (b)        By Parent if (i) any representation or warranty of the Company or the Shareholders’ Representative contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.02(a) would not be satisfied; or (ii) any of the covenants or obligations of the Company or Shareholders contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of the Company or the Shareholders’ Representative as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company or the Shareholders’ Representative is curable by the same through the use of commercially reasonable efforts during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 11.01(b) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 11.01(b) if Parent is in material breach of this Agreement or if such breach by the Company or the Shareholders’ Representative is cured such that such conditions would then be satisfied);

  (c)        by the Company if: (i) any representation or warranty of either Parent or Merger Sub contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.01(a) would not be satisfied; or (ii) if any of Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of Parent or Merger Sub as of a date subsequent to the date of this Agreement or a breach of a covenant by

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Parent or Merger Sub is curable by the same through the use of commercially reasonable efforts during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 11.01(c) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent or Merger Sub, during the Parent Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 11.01(c) if the Company is in material breach of this Agreement or if such breach by the Parent or Merger Sub is cured such that such conditions would then be satisfied);

  (d)        by Parent if there shall have occurred any Material Adverse Effect;

  (e)        by Parent, if any condition contained in Section 8.02 shall become incapable of fulfillment;

  (f)        by the Company, if any condition contained in Section 8.01 shall become incapable of fulfillment; or

  (g)        by Parent, if the Requisite Stockholder Approval is not obtained within one (1) Business Day after the date of this Agreement.

SECTION 11.02        Effect of Termination.    If a Party wishes to terminate this Agreement pursuant to Section 11.01, then such Party shall deliver to the other Parties to this Agreement a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement. In the event of the termination of this Agreement, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 6.07(b) and (c), this Section 11.02 and Article XII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any Party from Liability for any breach of this Agreement or wilful failure to fulfil any condition set forth in this Agreement prior to such termination.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.01        Expenses.    Except as otherwise specified in this Agreement, all costs and expenses, including Transaction Expenses, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, without limitation, Parent and Merger Sub shall be responsible for the payment of all fees of legal counsel to Parent and Merger Sub directly related to the Transactions, and the Company shall be responsible for the payment of all Transaction Expenses incurred by the Company, including the fees of legal counsel and financial advisors to the Company or Shareholders directly related to the Transactions.

SECTION 12.02        Notices.    All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested; and when transmitted if transmitted by electronic mail with a copy sent by another means specified herein. In each case notice shall be sent to:

If to Parent or the Merger Sub, addressed to:

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Attn: Senior Vice President, Corporate Development

Telephone:  ***

Facsimile No.:  ***

with copies to:

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Attn: General Counsel

Telephone:  ***

Fax:  ***

and

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, California 92626

Attn: Cary K. Hyden

          Michael A. Treska

Telephone:  ***

Fax:  ***

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to the Shareholders’ Representative, addressed to:

Neal Walker, M.D.

170 Diamond Rock Road

Phoenixville, Pennsylvania 19460

Telephone:  ***

Facsimile No.:  ***

E-mail:  ***

with a copy to:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

Attn: Yves Quintin, Esquire

Telephone No.:  ***

Fax:  ***

Email:  ***

If to the Company, to:

Vicept Therapeutics, Inc.

101 Lindenwood Road, Suite 430

Malvern, PA 19355

Attn: Chief Executive Officer

Telephone:  ***

Facsimile No.:  ***

Email:  ***

with a copy to (until the Closing Date):

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

Attn: Yves Quintin, Esquire

Telephone No.:  ***

Fax:  ***

Email:  ***

or to such other place and with such other copies as each of Parent, Merger Sub, the Company and the Shareholders’ Representative may designate as to itself by written notice to the other (in accordance with this Section 12.02).

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 12.03        Release.  Each Shareholder shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company, Parent, Merger Sub, their Affiliates and their respective agents, representatives, officers and directors, from (a) any and all obligations or duties the Company might have to such Person and (b) any and all claims of liability, whether legal or equitable, of every kind and nature, which such Person ever had, now has or may claim against the Company in each case arising out of facts or circumstances occurring at any time on or prior to the date hereof; provided, however, that such release shall exclude those claims, liabilities, obligations and duties of the Company, Parent and Merger Sub under this Agreement and the Escrow Agreement and shall exclude, to the extent applicable with respect to any Person who is a director, officer or employee of the Company, (1) compensation and benefits not yet paid (including any amounts payable in connection with the consummation of the Transactions), (2) reimbursement for expenses incurred by any such Person in the ordinary course of his or her employment which are reimbursable under the Company’s expense reimbursement policies, (3) accrued vacation, subject to the Company’s policies on accrual and carryforward, and (4) any remaining obligations of the Company to indemnify any officer or director and certain stockholders of the Company as provided in the Company’s certificate of incorporation and bylaws or the indemnification agreements identified in Section 6.03 of the Company Disclosure Schedule. For the avoidance of doubt, the foregoing release by certain Shareholders who are also members of *** shall not constitute a release of rights or claims the latter may have against the Company.

The terms and provisions of this Section 12.03 are specific terms of the Transactions, and the adoption of this Agreement and approval of the Merger by the Company Stockholders pursuant to the Stockholders’ Written Consent shall constitute approval by such Company Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by such terms and provisions. Parent and Merger Sub would not have entered into this Agreement but for the terms and provisions of this Section 12.03.

SECTION 12.04        Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

SECTION 12.05        Entire Agreement.    This Agreement, including the Company Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Documents) and the Confidentiality Agreement, comprises the entire agreement of the Parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in such Company Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement,

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

including such Company Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any Party hereto unless and until the same is executed and delivered by all of the Parties hereto.

SECTION 12.06        Successors and Assigns; Transferees.

(a)        All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties hereto shall bind, and inure to the benefit of, the successors (including any successor by merger, consolidation or division), heirs and permitted assigns of such Party. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Shareholders’ Representative or the Company without the prior written consent of Parent, or assigned by Parent or Merger Sub without the prior written consent of the Company (prior to the Closing) or the Shareholders’ Representative (after the Closing), provided, that Parent and Merger Sub (including the Surviving Corporation) may, without obtaining the prior written consent of the Company or the Shareholders’ Representative, assign any of its rights, or delegate any of its obligations under this Agreement to any Affiliate of Parent so long as Parent also remains obligated for the performance of its obligations under this Agreement and shall be jointly and severally liable with the assignee hereunder. The Shareholders’ Representative shall execute such acknowledgments of such assignments in such forms as Parent or Merger Sub (including the Surviving Corporation) may from time to time reasonably request. Any purported assignment or delegation of rights or obligations in violation of this Section 12.06 is void and of no force or effect.

(b)        If Parent and/or the Surviving Corporation (or any successor of either) sells, transfers, licenses, sublicenses or otherwise disposes of a Product and/or the Company IP that attaches to such Product and/or the right to develop and/or market a Product (a “Transfer”), (i) it shall be a condition of such Transfer that the Transferee assume in writing the obligations of Parent and the Surviving Corporation hereunder and (ii) notwithstanding anything else to the contrary, Parent and the Surviving Corporation shall remain jointly and severally liable to the Shareholders for any and all Development Milestones and Sales Earnouts that may be owed by the Transferee hereunder. Any subsequent Transfer by a Transferee shall be subject to the same conditions.

(c)        For the avoidance of doubt, and without limiting the provisions of paragraphs (a) and (b) above, the Parties acknowledge and understand that the Shareholders shall be entitled to receive the Development Milestones and the Sales Earnouts as contemplated by this Agreement and that it is the intent of this Agreement that no reorganization or restructuring of, or other similar transaction affecting, Parent, the Surviving Corporation, any of their Affiliates, or a Transferee, however carried out (including, without limitation, by way of merger, consolidation, division, sale or license of assets), or, without limitation, any sale, transfer or other disposition of all or part of the capital stock of Parent, the Surviving Corporation or a Transferee or any sale, license, sublicense or other disposition of the Company IP that attaches to a Product

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall have the effect of circumventing the obligation to make the foregoing payments to the Shareholders.

(d)        For the avoidance of doubt, no inference shall be drawn, when interpreting this Agreement, from the fact that a clause refers to Parent solely (and/or solely Parent and/or an Affiliate and/or the Surviving Corporation) and does not refer to the Surviving Corporation, an applicable Affiliate of Parent or the Surviving Corporation and/or a Transferee, it being the intent of this Agreement that all such entities shall have the obligation to pay the Development Milestones and Sales Earnouts.

SECTION 12.07        Amendment.    This Agreement may not be amended except in an instrument in writing signed on behalf of each of the Parties hereto. The Shareholders’ Representative shall have the right to amend this Agreement on behalf of the Shareholders so long as such amendment does not adversely affect the indemnification obligations of the Shareholders and/or the consideration payable to the Shareholders. Subject to the foregoing and applicable Law, any provision of this Agreement may be amended prior to the Effective Time; provided that, after adoption of this Agreement by the Company Stockholders and without their further approval, no amendment may be made which under applicable Law requires such approval.

SECTION 12.08        Waiver.    Each Party to this Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered by the other Party or Parties pursuant hereto; or (c) waive compliance with any of the agreements of the other Parties or conditions to such Parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

SECTION 12.09        No Third-Party Beneficiaries.    This Agreement shall be binding upon and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the Parties hereto and their respective successors and permitted assigns, and nothing in this Agreement (except as provided in this Section 12.09), express or implied, is intended to confer upon any Person, including any union or any employee or former employee of the Company, other than the Parties hereto any rights or remedies of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement or any provision hereof; provided, however, that the Company Indemnified Persons

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

are entitled to the rights and remedies of third-party beneficiaries with respect to Section 6.03 and the Parent Indemnified Parties and the Shareholder Indemnified Parties not party hereto are entitled to the rights and remedies of third-party beneficiaries with respect to Article IX.

SECTION 12.10        Specific Performance.    Each of the Parties hereto acknowledges and agrees that the other Parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

SECTION 12.11        Governing Law.    This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the Law of the State of Delaware applicable to contracts made and to be performed entirely in such State without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of Delaware.

SECTION 12.12        Consent to Jurisdiction.    Each Party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each Party hereto hereby irrevocably and unconditionally: (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by applicable Law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (d) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each Party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.02. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by applicable Law.

SECTION 12.13        Cumulative Remedies.    Subject to Section 9.05, all rights and remedies of the Parties hereto are cumulative of each other and of every other right or remedy any such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION 12.14        Representation by Counsel.    Each Party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Documents in their entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement in connection with the Transactions, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

SECTION 12.15        Execution and Counterparts.    This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The Parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each Party of a signed signature page to this Agreement to the other Party.

SECTION 12.16        Disclosure.    Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Company Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail.

[Signature Page Follows]

***Certain confidential information contained in this document, marked with 3 asterisks (***), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Shareholders’ Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALLERGAN, INC.

By	/s/ David E.I. Pyott

Name:	David E.I. Pyott
Title:	Chairman of the Board, President and Chief Executive Officer

ERYTHEMA ACQUISITION, INC.

By	/s/ David E.I. Pyott

Name:	David E.I. Pyott
Title:	President and Chief Executive Officer

VICEPT THERAPEUTICS, INC.

By	/s/ Neal Walker

Name:	Neal Walker
Title:	President and Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE

By	/s/ Neal Walker

Name: Neal Walker, solely in his capacity as Shareholders’ Representative

[Signature Page to Vicept/Allergan Merger Agreement]